Exhibit 10.1
Private & Confidential
Dated 19th August 2009

D&Z HOLDING GMBH
as the Parent	(1)

ZELLSTOFF-UND PAPIERFABRIK
ROSENTHAL GMBH
as Original Borrower	(2)

D&Z Beteiligungs GmbH and ZPR Logistik GmbH
as Original Guarantors	(3)

and

BAYERISCHE HYPO-UND VEREINSBANK AG
as Arranger, Agent, Security Agent,
Original Lender and Issuing Bank	(4)

REVOLVING
CREDIT FACILITY AGREEMENT
in the amount of
EURO 25,000,000

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THIS AGREEMENT is made on 19th August 2009
BETWEEN
(1)	D&Z HOLDING GMBH, a limited liability company incorporated under the laws of the Federal Republic of Germany (Gesellschaft mit beschränkter Haftung), having its registered seat at Hauptstrasse 16, 07366 Blankenstein, Federal Republic of Germany and registered in the commercial register (Amtsgericht) of Jena, number HRB 210435 (the “Parent”);

(2)	ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH , a limited liability company incorporated under the laws of the Federal Republic of Germany (Gesellschaft mit beschränkter Haftung,) having its registered seat at Hauptstrasse 16, 07366 Blankenstein, Federal Republic of Germany and registered in the commercial register (Amtsgericht) of Jena, number HRB 209855 (the “Original Borrower” or “ZPR”);

(3)	D&Z BETEILIGUNGS GMBH, a limited liability company incorporated under the laws of the Federal Republic of Germany (Gesellschaft mit beschränkter Haftung) having its registered seat at Hauptstrasse 16, 07366 Blankenstein, Federal Republic of Germany and registered in the commercial register (Amtsgericht) of Jena, number HRB 210443, an Original Guarantor or (“D&Z Beteiligung”);

(4)	ZPR LOGISTIK GMBH, a limited liability company incorporated under the laws of the Federal Republic of Germany (Gesellschaft mit beschränkter Haftung) having its registered seat at Hauptstrasse 16, 07366 Blankenstein, Federal Republic of Germany and registered in the commercial register (Amtsgericht) of Jena, number HRB 207851, an Original Guarantor or (“ZPR Logistik”);

(5)	BAYERISCHE HYPO-UND VEREINSBANK AG, having its office at Arabellastrasse 14, 81925 Munich, Federal Republic of Germany and registered in the commercial register (Amtsgericht) of Munich, number HRB 42148 (the “Arranger”) or “HVB”;

(6)	BAYERISCHE HYPO-UND VEREINSBANK AG (the “Agent” and “Security Agent”);

(7)	BAYERISCHE HYPO-UND VEREINSBANK AG (the “Original Lender”); and

(8)	BAYERISCHE HYPO UND VEREINSBANK AG as issuing bank (the “Issuing Bank”).
(together referred to as the “Parties”).
WHEREAS
(A)	ZPR was established on 2nd January 2008 as a result of a merger between Zellstoff und Papierfabrik Rosenthal GmbH & Co KG and ZPR Geschäftsführungs GmbH.

(B)	ZPR operates an ISO 9002 certified pulp mill for the production of northern bleached softwood kraft pulp located in Blankenstein, Thüringen, Federal Republic of Germany which has been financed through certain credit facilities.

(C)	The Existing Indebtedness (as defined below) will be discharged (erfüllt) through the Refinancing (as defined below).

(D)	The Original Lender has agreed to provide the Borrower (as defined below) with the Facility (as defined below) subject to the terms and conditions set out below.
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(E)	Each of the Parent and the Borrower acknowledges that the Facility will initially be provided by the Original Lender, but that the Original Lender may elect to syndicate the Facility.
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1	Definitions and interpretation

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter);

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae);

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with clause 27 (Changes to the Obligors);

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Assignment and Assumption Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Assignment and Assumption Certificate) or any other form agreed between the Agent and the Borrower;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability Period” means the period from and including the date of this Agreement to and including the date falling one month before the Termination Date;

“Available Cash” means all cash, cash equivalents and securities held by any member of the ZPR Group (other than the Borrower) on the date of execution of this Revolving Credit Facility Agreement whether in the Shareholder Distribution Account or otherwise;

“Available Commitment” means a Lender’s Commitment minus:
(a)	the amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisation that are due to be made on or before the proposed Utilisation Date, other than that Lender’s participation in any Utilisation that are due to be repaid or prepaid on or before the proposed Utilisation Date;
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment;
“Bank Guarantee” means a Bank Guarantee (selbstschuldnerische Bürgschaft) or any other form of guarantee or letter of credit in a form agreed by the Issuing Bank, the Borrower and the Agent and includes each Existing Bank Guarantee;
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“Borrower” means the Original Borrower and any successor in title to the Original Borrower pursuant to a succession of title;
“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Utilisation or Unpaid Sum to the last day of the current Interest Period in respect of that Utilisation or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Munich, New York and:
(a)	(in relation to any date for payment or purchase of a currency other than EURO) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of EURO) any TARGET Day;
“Calculation Date” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Cash Flow” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Change of Control” means if:
(a)	the Ultimate Parent ceases to Control the Parent;

(b)	the Ultimate Parent ceases to Control the Borrower; or

(c)	any other person or group of persons acting in concert gains direct or indirect Control of the Parent and the Borrower (or any of them);
For the purposes of this definition, “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares or partnership interests in a person, either directly or indirectly, to obtain or consolidate Control of such person;
“Closing Date” means the date on which the Agent gives notice to the Borrower under clause 4.1 (Initial conditions precedent);
“Commitment” means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,
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to the extent not cancelled, reduced or transferred by it under this Agreement;
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate);
“Conditions Governing Guarantees” means the terms and conditions (i) under which the Existing Bank Guarantees have been issued, (ii) under which the Bank Guarantees will be issued and (iii) which shall govern the Surviving Guarantees after the Termination Date;
“Control” means the direct or indirect power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(a)	cast, or control the casting of, 51 per cent or more of the maximum number of votes that might be cast at a general meeting of such body corporate or another entity; or

(b)	appoint or remove all, or the majority, of the partners, directors, management board members, or other equivalent officers of such body corporate; or

(c)	give directions with respect to the operating and financial policies of such body corporate or another entity with which the partners, directors, management board members, or other equivalent officers of such body corporate are obliged to comply; and/or the holding of 51 per cent or more of the issued share capital of such body corporate or holding the post of managing partner of a limited partnership or legal partnership (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) and “Controlled” shall be construed accordingly;
“Current Assets” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Current Liabilities” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Current Ratio” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Dangerous Substance” means any chemical, biological, industrial, toxic, contaminant, explosive, radioactive, hazardous or dangerous emissions, noise and any natural or artificial substance (in whatever form) including asbestos, oil, petroleum, warfare agents (Kampfstoffe) other waste and any genetically modified organism the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare or gives rise to the reduction of the value or use of at any site owned, leased, occupied or used by any member of the ZPR Group when applying the latest technical and scientific standards or requires remediation under Environmental Law, in each case including any controlled, special, hazardous, toxic, radioactive or dangerous waste;
“Default” means an Event of Default or any event or circumstance specified in clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;
“Domination Agreements” means:
(a)	the domination and profit and loss absorption agreement (Beherrschungs- und Gewinnabführungsvertrag) entered into on 7 May 1999 between ZPR Logistik (as the dominated company (beherrschte Gesellschaft)) and ZPR, and
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the profit and loss absorption agreement (Gewinnabführungsvertrag) entered into on 12 July 2004 (as amended on 8 November 2004) between ZPR and D&Z Beteiligung;
“EBITDA” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“ECA Loan Agreement” means the loan agreement dated 19th August 2009 between ZPR and HVB in the amount of €4,226,015.84
“Environment” means all, or any of, the following media: the air (including the air within buildings and the air within other natural or man-made structures above or below ground, such as soil-vapor), water (including ground and surface water, coastal or inland waters, acquifers, leachates, pipes, drains and sewers) and land (including buildings and other structures in, on or under it and any surface and sub-surface soil) and human health or safety, living organism and ecological systems;
“Environmental Claim” means any claim by any person:
(a)	in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b)	that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings;
“Environmental Contamination” means each of the following and their consequences:
(a)	any release, discharge, emission, leakage or spillage of any Dangerous Substance at or from any site owned, leased, occupied or used by any member of the ZPR Group into any part of the Environment; or

(b)	any accident, fire, explosion or sudden event at any site owned, leased, occupied or used by any member of the ZPR Group which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment;
other than those in compliance with Environmental Law or any Environmental Licence;
“Environmental Law” means all regulations (including the applicable World Bank Environmental Health and Safety Guidelines and the “Equator Principles”), agreements with the authorities and the like having legal effect concerning the protection of, or the prevention of damage to, human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances or the regulation or control of Dangerous Substances or Environmental Contamination or the provision of remedies in relation to harm or damage to the Environment;
“Environmental Licence” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the ZPR Group conducted on or from any site owned, leased, occupied or used by any member of the ZPR Group;
“Environmental & Technical Adviser” means Jaakko Pöyry (JP Management Consulting (Europe) OY, Vantaa, Finland) and its successors as advisers to the Lenders in relation to technical and environmental issues appointed by the Agent;
“EURIBOR” means, in relation to any Loan in EURO:
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(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in EURO for a period comparable to the Interest Period of the relevant Loan.
“Event of Default” means any event or circumstance specified as such in clause 25 (Events of Default);
“Existing Bank Guarantee” means each guarantee issued by the Issuing Bank before the Closing Date to the beneficiary of such Bank Guarantee, each of which is set out in Schedule 13 (Existing Bank Guarantees);
“Existing Indebtedness” means the Indebtedness of the ZPR Group set out in Schedule 10 (Existing Indebtedness);
“Existing Security” means the Security of the ZPR Group set out in Schedule 9 (Existing Security);
“Expiry Date” means, in relation to any Bank Guarantee, the date on which the maximum aggregate liability under that Bank Guarantee is to be reduced to zero;
“Facility” means the revolving loan facility made available under this Agreement as described in clause 2 (The Facility);
“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;
“Fee Letter” means a letter dated on or about the date of this Agreement between the Arranger and the Original Borrower or the Agent and the Original Borrower or the Issuing Bank and the Original Borrower setting out any of the fees referred to in clause 14 (Fees);
“Finance Document” means:
(a)	this Agreement;

(b)	the ECA Loan Agreement;

(c)	an Assignment and Assumption Certificate;

(d)	a Bank Guarantee;

(e)	each Fee Letter;

(f)	each Hedging Agreement;

(g)	the Hedging Strategy Letter;

(h)	each Security Document;

(i)	the Security Pooling Agreement;
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(j)	the Shareholders’ Undertaking Agreement; and

(k)	any other document agreed to be a “Finance Document” by both the Agent and the Borrower;
“Finance Party” means the Agent, the Arranger, the Security Agent, the Issuing Bank, the Hedging Bank or a Lender;
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance lease, capital lease or operating lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary bank guarantee or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;
“Fiscal Unity Agreements” means the Domination Agreements;
“GAAP” means generally accepted accounting principles in the Federal Republic of Germany;
“German Obligor” means any Obligor that is incorporated or established (as the case may be) in the Federal Republic of Germany;
“Guarantee Amount” means:
(a)	each sum paid, or due and payable, by the Issuing Bank to the beneficiary of a Bank Guarantee pursuant to the terms of that Bank Guarantee; and

(b)	all liabilities, costs (including any costs incurred in funding any amount which falls due from the Issuing Bank under a Bank Guarantee), claims, losses and expenses which the Issuing Bank incurs or sustains in connection with or arising out of a Bank Guarantee, in each case which has not been reimbursed pursuant to clause 9.2 (Borrower’s indemnity to the Issuing Bank);
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“Guarantee Proportion” means, in relation to a Lender in respect of any Bank Guarantee and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the Available Facility immediately prior to the issue of that Bank Guarantee;
“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 27 (Changes to the Obligors);
“Hedging Agreements” means the agreements to be concluded in relation to any Treasury Transaction entered into under the Hedging Master Agreement in accordance with the Hedging Strategy;
“Hedging Bank” means Bayerische Hypo- und Vereinsbank AG;
“Hedging Master Agreement” means any Master Agreement for Financial Derivatives Transactions (Rahmenvertrag für Finanztermingeschäfte) entered into between the Original Borrower and the Hedging Bank;
“Hedging Strategy” means the strategy agreed between the Borrower and the Arranger for the hedging of the interest, currency or pulp price risks of the Borrower in accordance with the Hedging Strategy Letter;
“Hedging Strategy Letter” means the letter dated on or about the date of this Agreement between the Hedging Bank and the Original Borrower setting out the Hedging Strategy;
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;
“Insurances” means any and all of the contracts of insurance and reinsurance that the Borrower is required to procure and maintain;
“Interest Cover Ratio” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Interest Expense” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Interest Period” means, in relation to a Loan, each period determined in accordance with clause 12 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 11.3 (Default interest);
“Interest Receivable” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership (limited or otherwise) or any other entity;
“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 26 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement;
“Leverage Ratio” has the meaning ascribed to it in clause 23.1 (Financial definitions);
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“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan;
“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;
“Majority Lenders” means:
(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Utilisations then outstanding, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 66 2/3 per cent of all the Utilisations then outstanding;
“Management Fee Agreement” means the strategic, marketing and sales agreement entered into on 1 January 2000 between ZPR and the Ultimate Parent as amended from time to time;
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae);
“Margin” means 3.50 per cent. per annum;
“Material Adverse Effect” means an event, occurrence or condition which has materially impaired or which will materially impair (as compared with the situation which would have prevailed but for such event, occurrence or condition):
(a)	the business, operation, property and financial condition of the Borrower and the other Obligors taken as a whole and as a result, the ability of the Borrower to perform any of its obligations under the Finance Documents; or

(b)	the validity or enforceability of the Finance Documents;
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;
The above rules will only apply to the last Month of any period.
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“Net Debt” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Obligations” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Obligor” means the Borrower or a Guarantor;
“Operating Costs” means any cost incurred in respect of any payment, whether directly or by way of set-off or otherwise, of assets of an Obligor in relation to:
(a)	any marketing sales fees in respect of pulp sales payable by the Borrower to the Ultimate Parent in accordance with the Management Fee Agreement (in its form at the date of this Agreement); and

(b)	any other operating cost and expenses reasonably incurred in the ordinary course of business;
“Original Financial Statements” means the financial statements in respect of the entities in Schedule 11 (Structure) for the period ended 31st December 2008;
“Original Guarantors” means the parties listed under the heading “Original Guarantors” in Part I of Schedule 1 (The Original Parties);
“Original Obligor” means the Original Borrower or an Original Guarantor;
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to the European Economic and Monetary Union;
“Party” means a party to this Agreement;
“Permitted Encumbrances” means:
(a)	any Permitted Security except to the extent the principal amount secured by that Security exceeds the amount stated in part B of Schedule 9 (Existing Security);

(b)	any lien arising by operation of law or in the ordinary course of trading;

(c)	any Security arising by operation of any retention of title agreement entered into in the ordinary course of trading;

(d)	any Security over assets in connection with operating lease agreements having, when taken together with any Permitted Security set out in paragraph (a) above, an aggregate contract value of EUR 10,000,000 at any time;

(e)	any Security over or affecting any asset acquired by a member of the ZPR Group after the date of this Agreement if:
(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the ZPR Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the ZPR Group; and

(iii)	the Security is removed or discharged within 3 Months of the date of acquisition of such asset;
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(f)	any Security over or affecting any asset of any company which becomes a member of the ZPR Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the ZPR Group, if:
(i)	the Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within 3 Months of that company becoming a member of the ZPR Group;
(g)	any Transaction Security; or

(h)	any Security securing any Financial Indebtedness permitted in accordance with paragraph (g) of the definition of Permitted Indebtedness.

“Permitted Indebtedness” means any:

(a)	any Existing Indebtedness set out in part B of Schedule 10 (Existing Indebtedness);

(b)	Financial Indebtedness incurred under, or as expressly permitted by, the Transaction Documents;

(c)	Financial Indebtedness incurred under the hedging transactions contemplated by the Hedging Strategy and documented by the Hedging Agreements;

(d)	Financial Indebtedness incurred as Subordinated Liabilities by the Borrower, or if made available to any other Obligor than the Borrower, to the extent on-lent or otherwise passed on to the Borrower, which is legally and structurally subordinated to any liabilities (including contingent liabilities) of the Borrower and the relevant Obligor under the Finance Documents in accordance with the Shareholders’ Undertaking Agreement;

(e)	Financial Indebtedness incurred by the Borrower in the ordinary course of business which does not exceed, when taken together with any Existing Indebtedness set out in paragraph (a) above, in aggregate, EUR 20,000,000 (or the equivalent in any other currency) at any time;

(f)	any other Financial Indebtedness permitted by the Majority Lenders from time to time; and

(g)	any Financial Indebtedness the principal amount of which does not exceed EUR 5,000,000 (or its equivalent in another currency or currencies) at any time
“Permitted Transaction” means:
(a)	the Refinancing;

(b)	any transaction contemplated by the Fiscal Unity Agreements;

(c)	transactions (other than the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms; and
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(d)	any other disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents or as permitted by the Majority Lenders;
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a)	(if the currency is EURO) two TARGET Days before the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days);
“Reduction Date” means any day on which a prepayment or cancellation in accordance with clause 10 (Prepayment and cancellation) is to occur;
“Reduction Instalment” means the aggregate amount to be repaid or cancelled on any Reduction Date;
“Reference Banks” means, in relation to LIBOR, the principal London offices of Bayerische Hypo- und Vereinsbank AG, Commerzbank AG and Deutsche Bank AG and, in relation to EURIBOR, the principal office in Munich of Bayerische Hypo- und Vereinsbank AG and of the principal offices in Frankfurt am Main of Commerzbank AG and Deutsche Bank AG or such other banks as may be appointed by the Agent in consultation with the Borrower;
“Refinancing” means the discharge (Erfüllung) of the Existing Indebtedness from the proceeds of:
(i)	cash on hand of the Borrower; and

(j)	a draw down under the Facility (as defined below) of not more than EUR 15,000,000;
“Relevant Interbank Market” means in relation to EURO, the European interbank market and, in relation to any other currency, the London interbank market;
“Relevant Undertaking” has the meaning given to it in clause 24.26 (Limitations of undertakings);
“Renewal Request” means a written notice delivered to the Agent in accordance with clause 6.6 (Renewal of a Bank Guarantee);
“Repeating Representations” means each of the representations set out in clause 21.2 (Status), clause 21.3 (Binding obligations), clause 21.4 (Non-conflict with other obligations), clause 21.5 (Power and authority), clause 21.6 (Validity and admissibility in evidence), clause 21.7 (Governing law and enforcement), clause 21.10 (No default), clause 21.11.2 (No misleading information), clause 21.12.1 and clause 21.12.2 (Financial statements), clause 21.13 (Pari passu ranking) and clause 21.16 (Good title to assets);
“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter);
“Rollover Utilisation” means one or more Utilisations:
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(a)	made or to be made on the same day that (i) a maturing Loan is due to be repaid or (ii) the Borrower is obliged to pay to the Agent for the Issuing Bank the amount of any claim under a Bank Guarantee;

(b)	the aggregate amount of which is equal to or less than (i) the maturing Loan or (ii) the amount of the claim under the Bank Guarantee;

(c)	in the same currency as (i) the maturing Loan (unless it arose as a result of the operation of clause Error! Reference source not found. (Unavailability of a currency) or (ii) the claim under the Bank Guarantee; and

(d)	made or to be made to the Borrower for the purpose of (i) refinancing a maturing Loan or (ii) satisfying the obligations of the Borrower to pay the amount of a claim under the Bank Guarantee to the Agent for the Issuing Bank;
“Screen Rate” means:
(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;
“Security” means a mortgage, charge, pledge, lien, assignment by way of security, guarantee, parallel debt obligation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;
“Security Documents” means:
(a)	German law global assignment agreement (Globalzession) between the Borrower and the Security Agent;

(b)	German law transfer of assets by way of security (Raumsicherungsübereignung) between the Borrower and the Security Agent;

(c)	German law pledge of bank accounts (Kontenverpfändung) between the Borrower and the Security Agent; and

(d)	German law pledge of claims under the Hedging Agreements (Verpfändung) between the Borrower and the Security Agent; and

(e)	any other document agreed to be a “Security Document” by both the Agent and the Borrower;
“Security Pooling Agreement” means the security pooling agreement entered into on or about the date of this Agreement between, inter alia, the Agent, the Security Agent, the Hedging Bank, the Original Lender and the Original Obligors;
“Shareholder Distribution Account” the account named “Shareholder Distribution Account” held by the Borrower with Bayerische Hypo- und Vereinsbank AG;
“Shareholder Loan Agreements” means:
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(a)	the shareholder agreement in the agreed form for the aggregate amount of USD 150,000,000 entered into on February 9, 2005 between the Ultimate Parent as lender and D&Z Beteiligung as the borrower;

(b)	the shareholder agreement in the agreed form for the aggregate amount of USD 150,000,000 entered into on February 9, 2005 between D&Z Beteiligung as lender and ZPRG as the borrower; and

(c)	the shareholder agreement in the agreed form for the aggregate amount of USD 150,000,000 entered into on February 9, 2005 between ZPRG as lender and ZPR KG as the borrower;
as amended from time to time.
and any other document, entered into on substantially the same terms as the Shareholder Loan Agreements and agreed to be a “Shareholder Loan Agreement” by both the Agent and the Borrower;
“Shareholders’ Undertaking Agreement” means the shareholders’ undertaking agreement entered into on 19th August 2009 between, inter alia, the Ultimate Parent, the Security Agent, the Parent, and the Original Borrower;
“Specified Time” means a time determined in accordance with Schedule 12 (Timetables);
“Subordinated Agreements” means any instruments under which Subordinated Liabilities arise or are regulated (including the Shareholder Loan Agreements);
“Subordinated Creditor” means the Ultimate Parent, the Parent (as a creditor in respect of Subordinated Debt) and each other person to whom a member of the ZPR Group owes Subordinated Liabilities and that is from time to time party to the Shareholders’ Undertaking Agreement as a Subordinated Creditor and any other person, not being a member of the ZPR Group, that may from time to time hold shares in any member of the ZPR Group;
“Subordinated Debt” means any debt incurred by a member of the ZPR Group pursuant to a Shareholder Loan Agreement including interest and accrued interest;
“Subordinated Liabilities” means all or any (as the context may require) of any and all obligations for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent, but excluding any obligations for the payment or repayment of Operating Costs, of any member of the ZPR Group to the Subordinated Creditors on any account whatsoever including any Subordinated Debt and the share capital of any member of the ZPR Group;
“Subsidiary” means companies which are dependent enterprises of the relevant Holding Company, or any company in respect of which such term is used, within the meaning of Sec. 17 German Stock Corporation Act and subsidiaries within the meaning of Sec. 290 German Commercial Code (but for the purpose of the definition of “ZPR Group”, excluding Dresden Papier);
“Surviving Bank Guarantee” has the meaning given to it in clause 7.2.5 (Claims under a Bank Guarantee);
“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;
“TARGET Day” means any day on which TARGET is open for the settlement of payments in EURO;
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“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);
“Term” means, in relation to any Bank Guarantee, the period from its Utilisation Date until its Expiry Date;
“Termination Date” means 31 December 2012.
“Total Commitments” means the aggregate of the Commitments, being EURO 25,000,000 at the date of this Agreement;
“Transaction Documents” means the Finance Documents, the Shareholder Loan Agreements, any other Subordinated Agreement, any Fiscal Unity Agreement, the Management Fee Agreement and any other document agreed to be a “Transaction Document” by both the Agent and the Parent;
“Transaction Security” means the Security created or purported to be created under or pursuant to the Security Documents or any other Finance Document;
“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Assignment and Assumption Certificate; and

(b)	the date on which the Agent executes the Assignment and Assumption Certificate;
“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;
“Ultimate Parent” means Mercer International Inc., a corporation organised under the laws of the State of Washington, United States of America, having its office at 14009 Interurban Avenue, Suite 282, Seattle, Washington 98168, United States of America;
“Unencumbered Cash” has the meaning ascribed to it in clause 23.1 (Financial definitions);
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;
“Utilisation” means a Loan or a Bank Guarantee;
“Utilisation Date” means, subject to clause 6.8 (Treatment of Existing Bank Guarantees), the date on which a Utilisation is made;
“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request);
“VAT” shall be construed as a reference to value added tax and any other tax of a similar nature which may be imposed from time to time in any relevant jurisdiction;
“ZPR Group” means the Parent and its Subsidiaries for the time being and “member of the ZPR Group” shall be construed accordingly;
1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:
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(a)	the “Agent”, the “Arranger”, the “Borrower”, any “Finance Party”, any “Guarantor”, the “Issuing Bank”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	“assignment” means Abtretung;

(d)	“authorised signatory” means Geschäftsführer or Prokurist insofar as any company incorporated or limited partnership established in the Federal Republic of Germany is concerned;

(e)	“board of directors” means Geschäftsführung insofar as any company incorporated or limited partnership established in the Federal Republic of Germany is concerned;

(f)	“control” means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

(g)	a reference to a “director” means Geschäftsführer insofar as any company incorporated or limited partnership established in the Federal Republic of Germany is concerned;

(h)	“disposal” or “dispose” means a sale, lease, licence, transfer or loan (but not including by way of loan of money) or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions);

(i)	the “equivalent” of an amount specified in a particular currency (the “specified currency amount”) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount Agent’s Spot Rate of Exchange;

(j)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(k)	“gross negligence” means grobe Fahrlässigkeit;

(l)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss including a third party security arrangement, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(m)	“including” means “including without limitation”;

(n)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(o)	a reference to a “limited partnership” means, insofar as it is established under the laws of the Federal Republic of Germany, a GmbH & Co. KG;

(p)	“management” means Geschäftsführung insofar as any company incorporated or limited partnership established in the Federal Republic of Germany is concerned;

(q)	references to something being in the “ordinary course of business” of a person means in gewöhnlichem Geschäftsgang;
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(r)	“pay”, “prepay” or “repay” in clause 24 (General undertakings) includes by way of set-off, combination of accounts or otherwise;

(s)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(t)	“promptly” means unverzüglich;

(u)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)	“rights” include all rights, whether actual or contingent, present or future, arising under contract or law;

(w)	the “share capital” of a company includes in the case of a partnership, partnership interests and in any case includes any equity or other ownership interest;

(x)	“trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under applicable law;

(y)	“wilful default” and “wilful misconduct” means Vorsatz;

(z)	references (i) to the “winding up”, “dissolution”, or “administration” of a person or (ii) to a “receiver” or “administrative receiver” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrence of liquidation, winding up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(aa)	the Borrower “repaying” or “prepaying” a Bank Guarantee means:
(i)	the Borrower providing cash cover for that Bank Guarantee;

(ii)	the maximum amount payable under the Bank Guarantee being reduced in accordance with its terms; or

(iii)	the Issuing Bank being satisfied that it has no further liability under that Bank Guarantee, and the amount by which a Bank Guarantee is repaid or prepaid under clause 1.2.1(aa)(i) and clause 1.2.1(aa)(ii) above is the amount of the relevant cash cover or reduction;
(bb)	the Borrower providing “cash cover” for a Bank Guarantee means the Borrower paying an amount in the currency of the Bank Guarantee to an interest-bearing account in the name of the Borrower and the following conditions are met:
(i)	the account is with the Agent or the Issuing Bank (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);
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(ii)	withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Bank Guarantee until no amount is or may be outstanding under that Bank Guarantee; and

(iii)	the Borrower has executed a security document, in form and substance satisfactory to the Agent or the Finance Party with which that account is held, creating a first ranking security interest over that account;
(cc)	the Interest Period of a Bank Guarantee will be construed as a reference to the Term of that Bank Guarantee;

(dd)	an amount borrowed includes any amount utilised by way of Bank Guarantee;

(ee)	a Utilisation made or to be made to the Borrower includes a Bank Guarantee issued on its behalf;

(ff)	a Lender funding its participation in a Utilisation includes a Lender participating in a Bank Guarantee;

(gg)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Bank Guarantee;

(hh)	an outstanding amount of a Bank Guarantee at any time is the maximum amount that is or may be payable by the Borrower in respect of that Bank Guarantee at that time;

(ii)	a provision of law is a reference to that provision as amended or re-enacted; and

(jj)	a time of day is a reference to Central European time (CET) or, as the context requires, London time; and

(kk)	words importing the plural shall include the singular and vice versa.
1.2.2	Section, clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.2.5	In any calculation or determination done for the purposes of a Finance Document, no amount shall be double-counted or duplicated.

1.3	Language

This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement, save for where a German translation of a word or phrase appears in the text of this Agreement, in which case the German translation of such word or phrase shall prevail.

1.4	Shareholder Distribution Account

Notwithstanding any provision of this Agreement or any other Security Document to the contrary, each Obligor, the Agent and the Lenders agree that:
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1.4.1	the Shareholder Distribution Account shall not be subject to any Security from, by or under any Security Document;

1.4.2	nothing herein or in any Security Document shall restrict, prohibit or otherwise limit the Borrower from paying, disbursing or transmitting all or parts of any moneys or assets in the Shareholder Distribution Account or any other Available Cash in its sole discretion from time to time and at any time; and

1.4.3	in the event of any conflict or inconsistency between this Agreement and the Security Documents as regards the Shareholder Distribution Account or any other Available Cash, the provisions of this Agreement shall take precedence and govern for all purposes.
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SECTION 2
THE FACILITY
2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents (Ausschuß der Gesamtschuldnerischen Haftung).

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt. The formation of joint property (Gesamthandsvermögen) shall be excluded.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

2.3.1	Each Obligor (other than the Borrower) by its execution of this Agreement or an Accession Letter irrevocably appoints and authorises (bevollmächtigt) the Borrower, and each German Obligor (other than the Borrower) hereby releases the Borrower from the restrictions of Section 181 of the German Civil Code (BGB):
(a)	as agent for such Obligor to receive all notices, requests, demands or other communications under this Agreement which shall, without prejudice to any other effective mode of serving the same, be properly served on such Obligor if served on the Parent in accordance with clause 33 (Notices); and

(b)	to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of the Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor;
and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.
2.3.2	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all
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purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility:

3.1.1	towards the financing of its working capital requirements; and

3.1.2	up to a maximum aggregate amount of EUR 15,000,000, to finance the Refinancing.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	in the case of a Rollover Utilisation, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Utilisation

4.3.1	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 10 or more Loans would be outstanding.
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SECTION 3
UTILISATION
5	Utilisation - Loans

5.1	Delivery of a Utilisation Request for Loans

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with clause 12 (Interest Periods).
5.3	Currency and amount

5.3.1	The currency specified in a Utilisation Request must be Euro

5.3.2	The amount of the proposed Loan must be:
(a)	a minimum of EUR 1,000,000 (or its equivalent) (and an integral multiple of EUR 250,000) (or its equivalent); or

(b)	in any event such that its amount is less than or equal to the Available Facility.
5.4	Lenders’ participation

5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Agent shall determine the amount of each Loan and shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.4.4	The Borrower irrevocably authorises (bevollmächtigt) and directs the Agent to remit the proceeds of each Loan as follows:
(a)	in the case of a Loan to be used to repay Existing Indebtedness, to the account of the relevant bank or financial institution in respect of the Existing Indebtedness to be repaid as previously notified to the Agent by the Borrower;

(b)	in the case of all other Loans, to the account specified in the relevant Utilisation Requests.
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5.4.5	For the purposes of this clause 5.4 each Party, which is incorporated or established under the laws of the Federal Republic of Germany, hereby releases the Agent from the restrictions of section 181 of the German Civil Code (BGB).

6	Utilisation - Bank Guarantees

6.1	Bank Guarantees

6.1.1	The Facility may be utilised by way of Bank Guarantees.

6.1.2	Clause 5 (Utilisation - Loans) does not apply to Utilisations by way of Bank Guarantees.

6.2	Delivery of a Utilisation Request for Bank Guarantees

The Borrower (or the Parent on its behalf) may request a Bank Guarantee to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Bank Guarantees

6.3.1	Each Utilisation Request for a Bank Guarantee is irrevocable and will not be regarded as having been duly completed unless:
(a)	it specifies that it is for a Bank Guarantee;

(b)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(c)	the currency and amount of the Bank Guarantee comply with clause 6.4 (Currency and amount);

(d)	the Expiry Date of the Bank Guarantee falls on or before the Termination Date;

(e)	the delivery instructions for the Bank Guarantee are specified; and

(f)	the identity of the beneficiary and purpose of the Bank Guarantee have been approved by the Agent and the Issuing Bank.
6.3.2	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.

6.4	Currency and amount

6.4.1	The currency specified in a Utilisation Request for a Bank Guarantee must be in Euro.

6.4.2	The amount of the proposed Bank Guarantee must be such that it is less than or equal to the Available Facility.

6.5	Issue of Bank Guarantees

6.5.1	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Bank Guarantee on the Utilisation Date.

6.5.2	The Issuing Bank will only be obliged to comply with clause 6.5.1 above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:
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(a)	in the case of a Bank Guarantee to be renewed in accordance with clause 6.6 (Renewal of a Bank Guarantee), no action has been taken under clause 25.19 (Acceleration) and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	in relation to any Utilisation on the Closing Date, all the representations and warranties in clause 21 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true.
6.5.3	The amount of each Lender’s participation in each Bank Guarantee will be equal to the Guarantee Proportion.

6.5.4	The Agent shall notify the Issuing Bank and each Lender of the details of the requested Bank Guarantee and its participation in that Bank Guarantee by the Specified Time.

6.6	Renewal of a Bank Guarantee

6.6.1	The Borrower (or the Parent on its behalf) may request that any Bank Guarantee issued on its behalf be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Bank Guarantee by the Specified Time.

6.6.2	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Bank Guarantee.

6.6.3	The terms of each renewed Bank Guarantee shall be the same as those of the relevant Bank Guarantee immediately prior to its renewal, except that:
(a)	its amount may be less than the amount of the Bank Guarantee immediately prior to its renewal; and

(b)	its Term shall start on the date which was the Expiry Date of the Bank Guarantee immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.
6.6.4	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re issue any Bank Guarantee pursuant to a Renewal Request.

6.7	Treatment of Existing Bank Guarantees

On and from the Closing Date:

6.7.1	each Existing Bank Guarantee shall be deemed to be a Bank Guarantee issued under this Agreement subject to the provisions of clause 6.5 (Issue of Bank Guarantee) which shall apply mutatis mutandis to the deemed issue of a Bank Guarantee under this clause 6.7;

6.7.2	that date shall be deemed to be the Utilisation Date for each Existing Bank Guarantee; and

6.7.3	in addition to the Conditions Governing Guarantees all the terms of this Agreement relating to Bank Guarantees shall apply to the Existing Bank Guarantees.
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7	Bank Guarantees

7.1	Immediately payable

If a Bank Guarantee or any amount outstanding under a Bank Guarantee is expressed to be immediately payable, the Borrower shall repay or prepay that amount immediately.

7.2	Claims under a Bank Guarantee

7.2.1	The Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee requested by it (or requested by the Parent on its behalf) and which appears on its face to be in order (in this clause 7.2, a “claim”).

7.2.2	The Borrower shall immediately on demand or, if such payment is being funded by a Loan, shall within five Business Days of demand, pay to the Agent for the Issuing Bank an amount equal to the amount of any claim paid.

7.2.3	The Borrower acknowledges that the Issuing Bank:
(a)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(b)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set off, counterclaim or other defence of any person.
7.2.4	The obligations of the Borrower under this clause will not be affected by:
(a)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(b)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.2.5	If a Bank Guarantee remains outstanding after the Termination Date (a “Surviving Bank Guarantee”) but has on or before that date been repaid by way of provision of cash cover as set out in clause 1.2.1(aa)(i) (Construction), that Bank Guarantee shall be treated as being outstanding under a bilateral guarantee facility provided by the Issuing Bank, the terms of which (including the fee) are to be set out in a separate document between the Issuing Bank and the Borrower.

7.3	Indemnities

7.3.1	The Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Bank Guarantee requested by (or on behalf of) the Borrower.

7.3.2	Each Lender shall (according to its Guarantee Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct or after the Termination Date under or in connection with a Surviving Bank Guarantee) in acting as the Issuing Bank under any Bank Guarantee (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

7.3.3	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with clause 7.3.2 above, then that Lender will not be obliged to comply with clause 7.3.2 above and shall instead take all steps required to ensure that, on the date the Bank Guarantee is issued (or if later,
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on the date the Lender’s participation in the Bank Guarantee is transferred or assigned to the Lender in accordance with the terms of this Agreement), it assumes a participation in the Bank Guarantee in an amount equal to its Guarantee Proportion of that Bank Guarantee. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its Guarantee Proportion of the amount demanded.

7.3.4	The Borrower which requested (or on behalf of which the Parent requested) a Bank Guarantee shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this clause 7.3 in respect of that Bank Guarantee.

7.3.5	The obligations of each Lender under this clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

7.3.6	The obligations of any Lender or Borrower under this clause 7.3 will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 7.3 (whether or not known to it or any other person) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bank Guarantee or any other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the ZPR Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Bank Guarantee or other person or any non presentation or non observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any beneficiary under a Bank Guarantee or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document, any Bank Guarantee or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Bank Guarantee or any other document or security; or

(g)	to the extent legally possible, any insolvency or similar proceedings.
7.4	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this clause 7.

7.5	Settlement conditional

Any settlement or discharge between a Lender and the Issuing Bank shall be conditional upon no security or payment to the Issuing Bank by a Lender or any other person on behalf of a Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Issuing Bank shall be entitled to recover the value or amount of such security or payment from such Lender subsequently as if such settlement or discharge had not occurred.
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7.6	Exercise of rights

The Issuing Bank shall not be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Lender by this Agreement or by law:

7.6.1	to take any action or obtain judgment in any court against any Obligor;

7.6.2	to make or file any claim or proof in a winding up or dissolution of any Obligor; or

7.6.3	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

8	Intentionally Deleted
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SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
9	Repayment

9.1	Repayment of Loans

The Borrower shall repay each Loan on the last day of its Interest Period and all Loans in full on the Termination Date.

9.2	Repayment of Guarantees

The Borrower shall repay each Bank Guarantee on its Expiry Date and all Bank Guarantees in full on the Termination Date.

10	Prepayment and cancellation

10.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

10.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

10.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

10.1.3	the Borrower shall repay that Lender’s participation in the Utilisations made to it on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

10.2	Change of Control

Upon the occurrence of a Change of Control:

10.2.1	the Borrower shall promptly notify the Agent upon becoming aware of that event;

10.2.2	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Utilisation); and

10.2.3	if the Majority Lenders so require, the Agent shall, by not less than 30 Business Days notice to the Parent, cancel the Total Commitments and declare all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

10.3	Voluntary cancellation

The Borrower (or the Parent on its behalf) may, if:

10.3.1	in respect of the last day of any Interest Period, it gives the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or
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10.3.2	at any other time, it gives the Agent not less than 30 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 1,000,000 (or its equivalent)) of the Available Facility. Any cancellation under this clause 10.3 shall reduce the Commitments of the Lenders rateably.

10.4	Voluntary prepayment of Loans

The Borrower (or the Parent on its behalf) may, if it gives the Agent not less than 30 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of EUR 1,000,000 (or its equivalent)).

10.5	Applications of Prepayments

Prepayments made under this clause 10 shall be applied as follows:

10.5.1	first, in prepayment of the Loans in order of maturity until repaid or prepaid in full; and

10.5.2	second, in prepayment of the Bank Guarantees in accordance with the notice delivered under clause 10.2 (Change of Control) or clause 10.3 (Voluntary cancellation), as the case may be.

10.6	Right of repayment and cancellation in relation to a single Lender

10.6.1	If:
(a)	any sum payable to any Lender by an Obligor is required to be increased under clause 15.2.3 (Tax gross-up); or

(b)	any Lender claims indemnification from the Borrower under clause 15.3 (Tax indemnity) or clause 16.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.

10.6.2	On receipt of a notice referred to in clause 10.6.1(a) above, the Commitment of that Lender shall immediately be reduced to zero.

10.6.3	On the last day of each Interest Period which ends after the Borrower has given notice under clause 10.6.1(a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Utilisation.

10.7	Restrictions

10.7.1	Any notice of cancellation or prepayment given by any Party under this clause 10 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. Any such cancellation or prepayment shall oblige the Borrower to make the cancellation or prepayment of the specified amount on the specified date.

10.7.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
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10.7.3	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

10.7.4	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.7.5	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

If the Agent receives a notice under this clause 10 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
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SECTION 5
COSTS OF UTILISATIONS
11	Interest

11.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

11.1.1	Margin;

11.1.2	EURIBOR; and

11.1.3	Mandatory Cost, if any.

11.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

11.3	Default interest

11.3.1	If the Borrower fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate 2.0 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration reasonably selected by the Agent.

11.3.2	If the Borrower fails to pay any interest payable by it under a Finance Document, it shall make a liquidated damages payment (pauschalierter Schadensersatz) for all amounts of interest overdue equal to the amount which is payable by applying the rate to be determined in accordance with this clause 11.3 on the amount of interest overdue for the period from the due date of the relevant interest payment up to the date of actual payment (both before and after judgment), provided that the Borrower shall be free to prove that no damage has arisen, or that damage has not arisen in the asserted amount.

11.3.3	Any interest accruing or damages payable under this clause 11.3 shall be immediately payable by the Borrower on demand by the Agent.

11.3.4	Any further damages and indemnities shall be dealt with in accordance with clause 17.2 (Other indemnities).

11.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.
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12	Interest Periods

12.1	Selection of Interest Periods

12.1.1	Unless the Borrower (or the Parent on its behalf) has selected an Interest Period in accordance with clause 12.1.2 and clause 12.1.3 below and subject to this clause 12, each Interest Period shall be six Months.

12.1.2	The Borrower (or the Parent on its behalf) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

12.1.3	Subject to this clause 12, the Borrower (or the Parent on its behalf) may select an Interest Period of 1, 3 or 6 Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

12.1.4	An Interest Period for a Loan shall not extend beyond the Termination Date.

12.1.5	Each Interest Period for a Loan shall start on the Utilisation Date.

12.1.6	A Loan has one Interest Period only.

12.2	Consolidation of Loans

If, prior to the expiry of the Availability Period, two or more Interest Periods end on the same date the Loans to which those Interest Periods relate shall be consolidated into, and treated as, a single Loan on the last day of the relevant Interest Period.

12.3	Changes to Interest Periods

12.3.1	Prior to determining the interest rate for a Utilisation, the Agent may shorten the Interest Period for any Loan to ensure that, when aggregated with the Available Facility, there are sufficient Loans (with an aggregate amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

12.3.2	If the Agent makes any of the changes to an Interest Period referred to in this clause 12.3, it shall promptly notify the Borrower and the Lenders.

12.4	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13	Changes to the calculation of interest

13.1	Absence of quotations

Subject to clause 13.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
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13.2	Market disruption

13.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
13.2.2	In this Agreement “Market Disruption Event” means:
(a)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.
13.3	Alternative basis of interest or funding

13.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

13.3.2	Any alternative basis agreed pursuant to clause 13.3.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

13.4	Break Costs

13.4.1	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by it on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

13.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

14	Fees

14.1	Commitment fee

14.1.1	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 1.10 per cent. per annum on that Lender’s Available Commitment for the Availability Period.

14.1.2	The accrued commitment fee is payable semi-annually in arrear on each 30 June and 31 December during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
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14.2	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

14.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

14.4	Fees payable in respect of Bank Guarantees

14.4.1	The Borrower (or the Parent on its behalf) shall pay to the Issuing Bank (for its own account) a fronting fee in respect of each Bank Guarantee requested in accordance with the Fee Letter.

14.4.2	The Borrower (or the Parent on its behalf) shall pay to the Agent (for the account of each Lender) a Bank Guarantee fee at an annual rate of 225 basis points on the outstanding amount of each Bank Guarantee requested by it for the period from the issue of that Bank Guarantee until such Bank Guarantee is repaid or prepaid in full. This fee shall be distributed according to each Lender’s Guarantee Proportion of that Bank Guarantee.

14.4.3	The accrued Bank Guarantee fee on a Bank Guarantee shall be payable on the first day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Bank Guarantee) starting on the date of issue of that Bank Guarantee. The accrued Bank Guarantee fee is also payable to the Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Bank Guarantee is prepaid or repaid in full.
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SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
15	Tax gross up and indemnities

15.1	Definitions

15.1.1	In this clause 15:

“Protected Party” means a Finance Party that is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under clause 15.2 (Tax gross-up) or a payment under clause 15.3 (Tax indemnity).

15.1.2	In this clause 15 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

15.2	Tax gross-up

15.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

15.2.2	Each of the Parent and the Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent, the Borrower and that Obligor.

15.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

15.2.4	An Obligor is not required to make an increased payment to a Lender under clause 15.2.3 above for a Tax Deduction in respect of tax imposed on a payment of interest on a Loan, if on the date on which the payment falls due, the Obligor making the payment is able to demonstrate that the payment:
(a)	relates to a Tax referred to in clause 15.3.2 (Tax indemnity); or

(b)	could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 15.2.7 below.
15.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
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15.2.6	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

15.2.7	A Finance Party and each Obligor that makes a payment to which that Finance Party is entitled shall, to the extent practicable, co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

15.3	Tax indemnity

15.3.1	The Borrower shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost that that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

15.3.2	Clause 15.3.1 above shall not apply with respect to any Tax assessed on a Finance Party:
(a)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if in either case that Tax is imposed on or calculated by reference to the net income or profit (or similar calculation) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party.
15.3.3	A Protected Party making, or intending to make, a claim pursuant to clause 15.3.1 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

15.3.4	A Protected Party shall, on receiving a payment from an Obligor under this clause 15.3, notify the Agent.

15.4	Tax Credit

15.4.1	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

15.4.2	If such a Tax Credit by reference to which a Finance Party has made a payment to an Obligor under clause 15.4.1(a) above is subsequently disallowed or cancelled, the Obligor must reimburse any payment made under clause 15.4.1(a) above to the relevant Finance Party.

15.4.3	If an Obligor makes a Tax Payment, a Finance Party will be under no obligation whatsoever to claim a Tax Credit if in the opinion of that Finance Party the making of such claim might have an adverse
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effect on its business, operations, property, condition or prospects (financial or otherwise). The relevant Obligor shall bear any out of pocket costs incurred by a Finance Party in making such a claim.

15.5	Stamp taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

15.6	Value added tax

15.6.1	All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

15.6.2	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

16	Increased costs

16.1	Increased costs

16.1.1	Subject to clause 16.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any substantiated Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

16.1.2	In this Agreement “Increased Costs” means:
(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
16.2	Increased cost claims

16.2.1	A Finance Party intending to make a claim pursuant to clause 16.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

16.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
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16.3	Exceptions

16.3.1	Clause 16.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by clause 15.3 (Tax indemnity) (or would have been compensated for under clause 15.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in 15.3.2 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
16.3.2	In this clause 16.3, a reference to a “Tax Deduction” has the same meaning given to the term in clause 15.1 (Definitions).

17	Other indemnities

17.1	Currency indemnity

17.1.1	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against that Obligor;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

17.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

17.2	Other indemnities

The Borrower shall (or the Parent shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

17.2.1	the occurrence of any Event of Default;

17.2.2	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of clause 30 (Sharing among the Finance Parties);

17.2.3	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower (or the Parent on its behalf) in a Utilisation Request but not made by reason of the operation of any
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one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

17.2.4	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower (or the Parent on its behalf); or

17.2.5	any Environmental Claim or breach of Environmental Law relating to any member of the ZPR Group.

17.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

17.3.1	investigating any event which it reasonably believes is a Default; or

17.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised (unless such cost, loss or liability incurred is a direct result of he Agent’s gross negligence or wilful misconduct).

18	Mitigation by the Lenders

18.1	Mitigation

18.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 10.1 (Illegality), clause 15 (Tax gross-up and indemnities), clause 15.1 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

18.1.2	Clause 18.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

18.2	Limitation of liability

18.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 18.1 (Mitigation).

18.2.2	A Finance Party is not obliged to take any steps under clause 18.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

19	Costs and expenses

19.1	Transaction expenses

The Borrower shall, following satisfaction of all conditions of Utilisation, promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

19.1.1	this Agreement and any other documents referred to in this Agreement; and

19.1.2	any other Finance Documents executed after the date of this Agreement.
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19.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 31.9 (Change of currency), the Borrower shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

19.3	Enforcement costs

The Borrower shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
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SECTION 7
GUARANTEE
20	Guarantee (Selbstschuldnerische Bürgschaft)

20.1	Guarantee (Selbstschuldnerische Bürgschaft)

Each Guarantor irrevocably and unconditionally jointly and severally:

20.1.1	guarantees (verbürgt sich im Wege einer selbstschuldnerischen Bürgschaft) to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

20.1.2	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall pay that amount as if it was the principal obligor; and

20.1.3	indemnifies each Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed (verbürgt) by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

20.2	Continuing guarantee

This guarantee (Selbstschuldnerische Bürgschaft) is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

20.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

20.3.1	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

20.3.2	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

20.4	Waiver of defences

20.4.1	The obligations of each Guarantor under this clause 20 will not be affected by an act, omission, matter or thing which, but for this clause 20, would reduce, release or prejudice any of its obligations under this clause 20 (whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the ZPR Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non presentation or non observance of any formality or other
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requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment or replacement of a Finance Document or any other document or security;

(f)	any amendment, replacement or release of security (waiver of rights under Section 776 of the German Civil Code (BGB));

(g)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.
20.4.2	In addition, each Guarantor hereby expressly waives:
(a)	its defence pursuant to Section 770(1) German Civil Code (BGB) that any of the Obligors’ obligations secured by this guarantee may be avoided (Einrede der Anfechtung);

(b)	its defence that the respective Finance Party may satisfy or discharge any of the relevant Obligors’ obligations secured by this guarantee by the way of set-off (waiver of the defence under Section 770(2) German Civil Code (BGB)); and

(c)	to the extent possible, its defence pursuant to Section 768(1) German Civil Code (BGB)) that relevant Obligor has a defence against any of the of the Obligors’ obligations secured by this guarantee (Einreden des Hauptschuldners).
20.5	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 20 (Verzicht auf die Einrede der Vorausklage (Section 771] German Civil Code (BGB))). This waiver applies irrespective of any provision of a Finance Document to the contrary.

20.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

20.6.1	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

20.6.2	hold in an interest bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 20.

20.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no
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Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

20.7.1	to be indemnified by an Obligor;

20.7.2	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

20.7.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

20.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

20.8.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

20.8.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

20.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20.10	German Obligors

20.10.1	To the extent a German Obligor guarantees liabilities other than its own liabilities or liabilities of its Subsidiaries (up-stream or cross-stream guarantees), the Security Agent agrees to release any amounts resulting from the enforcement of this Guarantee if and only to the extent the relevant German Obligor demonstrates, by evidence reasonable satisfactory to the Lenders, that the application of the proceeds resulting from the enforcement of this Guarantee would otherwise lead to a reduction of :
(a)	its Net Assets (as defined below) (Reinvermögen) to an amount less than its stated share capital (Stammkapital); or

(b)	if its net assets have already fallen below the registered share capital, causing such amount to be further reduced.
20.10.2	If, at any time prior to a demand under the security, a German Obligor demonstrates to the satisfaction of the Security Agent that payment in full of an amount due from it under this Guarantee would lead to one of the effects referred to in clause 20.10.1 above, then the amount due for payment at that time hereunder by that German Obligor will be reduced to the extent necessary to ensure compliance by that German Obligor with its obligations to preserve its stated share capital.
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20.10.3	If the Security Agent is not satisfied with the evidence given by a German Obligor pursuant to clause 20.10.1 above and/or clause 20.10.2 above, such German Obligor may within 15 calendar days (or such longer period as has been agreed between that German Obligor and the Security Agent for such purpose) from the date the Security Agent has given such German Obligor written notice to this effect (the “Notice”), request a determination by auditors of international standing and reputation of the amount of the available Net Assets, as defined below (the “Auditor’s Determination”). If the Security Agent and that German Obligor do not agree on the appointment of a joint auditor within 5 Business Days from the date the Security Agent has given the Notice the Security Agent is entitled to appoint auditors of international standing and reputation. The amount determined as the available Net Assets in the Auditor’s Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor’s Determination shall be borne by that German Obligor.

20.10.4	No release or reduction of any of the proceeds resulting from the enforcement of this Guarantee in accordance with 20.10.1 above or clause 20.10.2 above will prejudice the rights of the Security Agent to claim (again) under this Guarantee in respect of any of the released or reduced amount.

20.10.5	The calculation of net assets (Reinvermögen) shall include the assets pursuant to Paragraph 266(2)(A) and (B) of the German Commercial Code (HGB) less liabilities pursuant to Paragraph 266(3)(B) and (C) of the German Commercial Code (HGB) (the “Net Assets”) provided that for the purposes of the calculation of the Net Assets in this clause 20.10 the following balance sheet items shall be adjusted as follows:
(a)	the amount of any increase of registered share capital after the date hereof that has been effected contrary to the provisions of the Finance Documents shall be deducted from the registered share capital;

(b)	loans made available to the relevant German Obligor (and/or, as the case may be, its general partner) by any members of the ZPR Group as far as such loans are subordinated or qualify under Section 32a of the German Limited Liability Companies Act (GmbHG) (or, as the case may be, the respective provision of the German Commercial Code (HGB)) shall be disregarded;

(c)	loans and other contractual liabilities incurred by the relevant German Obligor (and/or, as the case may be, its general partner) in violation of the provisions of any of the Finance Documents shall be disregarded; and

(d)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that can be realised, to the extent legally permitted and commercially justifiable with regard to costs and efforts involved, shall be taken into account with its market value.
20.10.6	The limitations set out in this clause 20.10 shall not apply (i) to any proceeds resulting from the enforcement of this Guarantee which relate to any amounts owed under this Agreement which have been on-lent, or otherwise passed on, to the respective German Obligor or any of its Subsidiaries and which are still outstanding and (ii) if and for so long as the relevant German Obligor is subject to a domination agreement (Beherrschungsvertrag) as a dominated company (beherrschte Gesellschaft).
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SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
21	Representations

21.1	General

21.1.1	Each Obligor makes the representations and warranties set out in this clause 21 to each Finance Party on the date of this Agreement.

21.1.2	Each Obligor acknowledges that the Finance Parties have entered into this Agreement in reliance on those representations and warranties.

21.2	Status

21.2.1	It and each of its Subsidiaries:
(a)	(other than in respect of any limited partnership) is duly incorporated and validly existing under the laws of the respective jurisdictions of their incorporation as limited liability companies;

(b)	(in case of any limited partnership only), is duly established and validly existing as a limited partnership under the laws of the Federal Republic of Germany; and

(c)	(in the case of a German Obligor only) the place from which it is administered and where all managerial decisions are taken (tatsächlicher Verwaltungssitz) is located within the Federal Republic of Germany.
21.2.2	It and each of its Subsidiaries has the power to own its assets.

21.2.3	It and each of its Subsidiaries has all material Authorisations necessary to carry on its business as it is being conducted.

21.3	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganisation, moratorium or other laws of general application from time to time in effect relating to or affecting the creditors’ rights and remedies generally.

21.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

21.4.1	any law or regulation applicable to it;

21.4.2	its or any of its Subsidiaries’ constitutional documents; or

21.4.3	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets (other than any such agreements, instruments or assets that form part of or are related to the facilities agreements being paid out and discharged by virtue of the Refinancing);

where, in respect of clause 21.4.1 above or clause 21.4.2 above, such non-performance or conflict might reasonably be expected to have a Material Adverse Effect
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21.5	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

21.6	Validity and admissibility in evidence

All Authorisations required to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party have been obtained or effected and are in full force and effect.

21.7	Governing law and enforcement

The choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

21.8	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation or establishment, any jurisdiction in which it carries on business or any jurisdiction in which it is tax resident to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

21.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation or establishment it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

21.10	No default

21.10.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

21.10.2	No other event or circumstance is outstanding which constitutes a default (howsoever defined) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

21.11	No misleading information

21.11.1	Any factual information provided by any member of the ZPR Group for the purposes of any Permitted Transaction was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

21.11.2	So far as it is aware after making due and diligent enquiries, all other written information provided by any member of the ZPR Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and, except as may be superseded by subsequent written information provided to such Finance Party, is not misleading in any material respect.
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21.12	Financial statements

21.12.1	Its most recent financial statements (delivered in accordance with clause 22.1 (Financial statements) fairly and truly represent its financial condition and operations during the relevant financial year.

21.12.2	There has been no Material Adverse Change in its business or financial condition (or the business or consolidated financial condition of the ZPR Group, in the case of the Parent) since the delivery of the latest financial statements in accordance with this Agreement.

21.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

21.15	Insurances

It maintains Insurance on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by it and, so far as it is aware, no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the Insurances.

21.16	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, the assets necessary to carry on its business in all material respects as presently conducted.

21.17	Environmental compliance

21.17.1	It and each of its Subsidiaries has obtained all requisite Environmental Licences required for the carrying on of its business as currently conducted and has at all times complied with:
(a)	all applicable Environmental Laws;

(b)	the terms and conditions of such Environmental Licences; and

(c)	all other covenants, conditions, restrictions and agreements directly or indirectly concerned with any Environmental Contamination, where failure to do so might reasonably be expected to have a Material Adverse Effect.

21.17.2	There are to its knowledge no circumstances which prevent or interfere, or which may reasonably be expected to prevent or interfere, with the compliance in the future of it and each of its Subsidiaries with all applicable Environmental Laws, the terms of all Environmental Licences
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referred to in clause 21.17.1 above and all covenants, conditions, restrictions and agreements referred to in such clause.

21.18	Environmental Claims

No Environmental Claim which, if determined against it or any of its Subsidiaries, might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

21.19	Taxation

21.19.1	It and each of its Subsidiaries has duly and punctually paid and discharged all Taxes imposed upon it or its assets or, as the case may be, upon such Subsidiary or the assets of such Subsidiary within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (ii) payment can be lawfully withheld) and to the extent that any Taxes are not due and payable, the Borrower has provided adequate reserves for the payment of those Taxes in accordance with GAAP.

21.19.2	It and each of its Subsidiaries is not materially overdue in the filing of any Tax returns.

21.19.3	No claims are being or are reasonably likely to be asserted against it or any of its Subsidiaries with respect to Taxes which might reasonably be expected to have a Material Adverse Effect.

21.20	Indebtedness

No Obligor and no other member of the ZPR Group has any Financial Indebtedness other than Permitted Indebtedness.

21.21	No Security

Save for any Permitted Encumbrances:

21.21.1	no Security exists over any of the assets of any Obligor or any other member of the ZPR Group; and

21.21.2	no arrangement or transaction as described in clause 24.13.2 (Negative pledge) has been entered into by any Obligor or any other member of the ZPR Group and is outstanding.

21.22	Consents etc. relating to any Permitted Transaction

All material Authorisations which are required to be obtained under any applicable law or regulation for the consummation of each Permitted Transaction (including approval from shareholders, third parties and all applicable competition and anti-trust regulations authorities) have been obtained and are in full force and effect and all conditions of any such Authorisation have been complied with or will be complied with in accordance with their terms.

21.23	Repetition

21.23.1	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:
(a)	the date of each Compliance Certificate and the date of each Utilisation Request; and
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(b)	in the case of an Additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.
21.23.2	Each Repeating Representations to be made after the date of this Agreement shall be made or deemed to be made by reference to the facts and circumstances existing at the date the Repeating Representations is made.

22	Information undertakings

The undertakings in this clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Financial statements

The Parent and/or the Borrower shall supply to the Agent in sufficient copies for all the Lenders:

22.1.1	as soon as they become available, but in any event within 90 days of the end of its financial years the Parent’s audited consolidated financial statements (including balance sheet, profit and loss statement, cash flow statement and related auditors’ report);

22.1.2	as soon as they become available, but in any event within 90 days of the end of its financial years the pro forma consolidated financial statements for the ZPR Group (including balance sheet, profit and loss statement and cash flow statement);

22.1.3	as soon as they become available, but in any event within 90 days of the end of its financial years the balance sheet, profit and loss statement, cash flow statement and related auditors’ report for the Borrower (and, on the Agent’s request, each Obligor individually) for such financial year, audited by a recognised firm of independent auditors licensed to practise in the Federal Republic of Germany;

22.1.4	as soon as available, but no later than 45 days after the end of each financial quarter year, the balance sheet, profit and loss statement and cash flow statement for the Borrower for such period which will be in a form reasonably acceptable to the Lenders;

22.1.5	30 days prior to the beginning of the relevant financial year, the budgeted balance sheet, the budgeted profit and loss statement and the budgeted cash flow statement for the next following financial year for the Borrower; and

22.1.6	any financial statements delivered in accordance with clause 22.1.1 above and clause 22.1.4 above shall be accompanied by the production report for the respective period, including, inter alia, actual production figures, operating cost figures, sales and sales price figures and the budgeted figures thereof.

22.2	Compliance Certificate

22.2.1	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to clause 22.1.1 (Financial statements) and clause 22.1.4 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 23 (Financial covenants) as at the date as at which those financial statements were drawn up.

22.2.2	Each Compliance Certificate shall be signed by two directors of the Borrower.

22.2.3	In case of a dispute between the Agent and the Borrower in respect to the data or computations set out in the Compliance Certificate the Agent may request an independent auditor to certify such data and calculations.
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22.3	Requirements as to financial statements

22.3.1	Each set of financial statements delivered pursuant to clause 22.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

22.3.2	Each of the Parent and the Borrower will at the request of the Agent require and authorise its auditors to discuss with the Lenders matters reasonably related to or arising out of the annual audit of the Parent or the Borrower by such auditors.

22.3.3	The Parent shall procure that each set of financial statements delivered pursuant to clause 22.1 (Financial statements) is prepared using GAAP.

22.3.4	The Parent shall procure that each set of financial statements of an Obligor delivered pursuant to clause 22.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices, reference periods or its auditors (or, if appropriate, the auditors of the Obligor) and delivers to the Agent:
(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 23 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements, provided that the Agent shall be entitled, in order for it to fulfil its duties under the Finance Documents (acting reasonably) to consult with the auditors of the relevant Obligor and the Borrower shall, at its cost, cause the auditors to assist and support the Agent.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

22.4	Information: miscellaneous

Each of the Parent and the Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

22.4.1	promptly, the details of any newly created Permitted Encumbrances (save for the creation of any Security in accordance with paragraph (b) of the definition of Permitted Encumbrances);

22.4.2	promptly, upon the request of the Agent, a certified copy of any agreement between an Obligor and any other Subsidiary of the Ultimate Parent;

22.4.3	promptly, the details of any newly created Permitted Indebtedness;

22.4.4	promptly upon becoming aware of it, the details of any tax field audit (Betriebsprüfung) which is current, threatened or pending against any member of the ZPR Group;
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22.4.5	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the ZPR Group, and which might, if adversely determined, have a Material Adverse Effect; and

22.4.6	promptly, the details of any change of its constitutional documents, any Transaction Document or any shareholders’ agreement.

22.5	Notification of default

22.5.1	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

22.5.2	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

22.6	Use of websites

22.6.1	Each of the Parent and the Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:
(a)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)	both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Borrower and the Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent and the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by them.

22.6.2	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

22.6.3	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:
(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
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(e)	the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Agent under clause 22.6.3(a) above or clause 22.6.3(e) above, all information to be provided by the Parent and/or the Borrower under this Agreement after the date of that notice shall be supplied in paper form.

22.6.4	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

22.7	“Know your customer” checks

22.7.1	If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of clause 22.7.1(c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause 22.7.1(c) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in clause 22.7.1(c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.7.2	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.7.3	The Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of the Subsidiaries becomes an Additional Guarantor pursuant to clause 27 (Changes to the Obligors).

22.7.4	Following the giving of any notice pursuant to clause 22.7.1(c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
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22.8	German Banking Act (Kreditwesengesetz)

Upon request of the Agent, the Borrower shall provide the Agent with all such further information about its financial and business affairs, as well as the financial and business affairs of any of its Subsidiaries, in each case to the extent necessary for any Lender to comply with its duties under section 18 of the German Banking Act (Kreditwesengesetz).

23	Financial covenants

23.1	Financial definitions

23.1.1	In this clause 23:

“Calculation Date” means each 30 June and 31 December in each calendar year commencing with 31 December, 2009;

“Cash Flow” means, for any period, the sum of total operating cash flows generated by the Borrower (excluding, for the avoidance of doubt, any proceeds received from the sale or exercise of warrants or any other equity interests) after all operating expenses (including production and capital costs, royalties, general and administration costs, taxes and exploration and other expenses);

“Current Assets” means, on any date, the aggregate of the current assets of the Borrower at such date (excluding any amount standing to the credit of the Shareholder Distribution Account);

“Current Liabilities” means, on any date, the aggregate of the current liabilities of the Borrower at such date (but excluding any such liabilities relating to the Obligations);

“Current Ratio” means, on any date, the ratio, expressed as a percentage, of:
(a)	Current Assets

to

(b)	Current Liabilities.
“EBITDA” means, for any period, the consolidated earnings of the Borrower (together with any distribution by way of dividend or similar return on capital received by the Borrower from any person which is not a Subsidiary of the Parent), in each case for such period:
(a)	before any deduction for or on account of corporation tax or other taxes on income or gains;

(b)	before any deduction for Interest Expense;

(c)	after deducting (to the extent included) Interest Receivable;

(d)	excluding extraordinary items;

(e)	after deducting (to the extent otherwise included) any gain over book value arising in favour of an Obligor on the disposal of any business or asset (not being any disposals made in the ordinary course of business) during such period and any gain arising on any revaluation of any business or asset during such period;
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(f)	after adding back (to the extent otherwise deducted) any loss against book value incurred by an Obligor on the disposal of any business or asset (not being any disposals made in the ordinary course of business) during such period and any loss on any revaluation of any business or assets during such period;

(g)	after adding back depreciation of fixed assets and amortisation of goodwill or intangible assets during that period, to the extent deducted.
“Interest Cover Ratio” means, for any period on any Calculation Date, the ratio, expressed as a percentage, of:
(a)	EBITDA for such period,

to

(b)	Interest Expense for such period;
“Interest Expense” means, for any period, the amount in EUR which will be necessary in order to pay in full all interest, premium and similar amounts (howsoever characterised and including (a) the interest element of finance leases, (b) interest on and repayment and prepayment of Subordinated Debt, (c) discount and acceptance fees payable (or deducted), (d) fees payable in connection with the issue or maintenance of any bond or bank guarantee, guarantee or other insurance against Financial Indebtedness and issued by a third party on behalf of the Obligors, (e) repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness, and (f) commitment, utilisation and non-utilisation fees payable or incurred in respect of Financial Indebtedness) accruing in respect of, this agreement and all other Financial Indebtedness of the Obligors which have become due and payable during such period;

“Interest Receivable” means, for any period, the amount of interest (which for this purpose shall include all payments of the type described in the definition of Interest Expense) accrued due to the Obligors during such period whether or not paid;

“Leverage Ratio” means the ratio of Net Debt to EBITDA;

“Net Debt” means, on any date, the excess of:

the sum of:

the principal amount of Utilisations outstanding on such date;

the principal amount of other Financial Indebtedness (except current payables to suppliers) of the Obligors outstanding on such date;

less

Unencumbered Cash at such date. For the avoidance of doubt, Subordinated Debt is not accounted for Net Debt;

“Obligations” means, with respect to each Obligor, all obligations of such Obligor with respect to the repayment or performance of all obligations (monetary or otherwise) of such Obligor arising under or in connection with the Finance Documents and each other loan document and where the term “Obligations” is used without reference to a particular Obligor, such term means the Obligations of all Obligors.
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“Unencumbered Cash” means, at any date, the principal amount of freely available cash balances maintained by the Borrower in bank accounts maintained with financial institutions located in approved locations on such date (and, for the avoidance of doubt, a cash balance shall not be freely available if it is subject to any lien in favour of any third party (excluding, however, any such lien arising by way of set-off rights under mandatory principles of applicable law)

23.2	Leverage Ratio

The Borrower shall ensure (and the Parent will procure) that the Leverage Ratio in respect of any twelve months period on any Calculation Date shall not exceed 3.00:1.

23.3	Interest Cover Ratio

The Borrower shall ensure (and the Parent will procure) that the Interest Cover Ratio in respect of each twelve months period on any Calculation Date shall equal or exceed 1.20:1.

23.4	Current Ratio

The Borrower shall ensure (and the Parent will procure) that the Current Ratio on any Calculation Date shall equal or exceed 110 per cent.

23.5	Calculations

All calculations made for the purposes of the covenants set out in clause 23.2 (Leverage ratio) and clause 23.4 (Current Ratio) shall be made for the Borrower.

24	General undertakings

The undertakings in this clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) promptly:

24.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

24.1.2	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

24.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

24.3	Insurance

24.3.1	The Borrower shall (and the Parent shall ensure that each other member of the ZPR Group will) at all times effect and maintain insurance on and in relation to its business and assets with reputable
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underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by it or such other member of the ZPR Group.

24.3.2	The Borrower shall (and the Parent shall ensure that each other member of the ZPR Group will) pay all premiums and do all other things necessary to keep on foot the insurances required to be effected and maintained by it pursuant to clause 24.3.1 above.

24.4	Transactions with third parties

Each Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) conclude any transaction with a third party, irrespective of whether or not it is a Subsidiary of the Ultimate Parent, only on terms no less beneficial to it than those obtainable on an arm’s length basis. It will further waive any Financial Indebtedness owed by any person to it only for valuable market consideration.

24.5	Syndication

In the event that the Original Lender notifies the Borrower of its intention to syndicate the facility. the Borrower shall provide at its own cost assistance to the Original Lender in the syndication of the Facility, including by taking all reasonable steps to make management available for the purpose of making presentations to, or meeting, potential lending institutions and comply with all reasonable requests for information from potential syndicate members.

24.6	Information Memorandum

In the event that the Original Lender notifies the Borrower of its intention to syndicate the Facility, each of the Parent and the Borrower shall use reasonable best endeavours to assist the Original Lender in the preparation of a Information Memorandum and ensure that, save as otherwise disclosed in the Information Memorandum, the factual information contained in the Information Memorandum is true and accurate and complete in all material respects on the date thereof (or, if different, as of the date when it is stated) and that the Borrower and the Obligors do not omit to make any disclosure which would make the Information Memorandum misleading in any material respect, and in the case of any financial projections or expressions of opinion contained in the Information Memorandum, procure that such projections and expressions are prepared or made in good faith and on the basis of assumptions believed by the Parent or any of its Subsidiaries to be reasonable and ensure that, if in the opinion of the Arranger it is necessary for the purpose of syndication, the Information Memorandum is updated immediately prior to syndication.

24.7	Pari passu ranking

Each Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) ensure that its payment obligations under the Finance Documents will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

24.8	Environmental compliance

24.8.1	Each Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) obtain and maintain all requisite Environmental Licences and comply with:
(a)	all applicable Environmental Laws;

(b)	the terms and conditions of all Environmental Licences applicable to it; and
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(c)	all other covenants, conditions, restrictions and agreements directly or indirectly concerned with any Environmental Contamination, and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

24.8.2	Each Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) take all action necessary to prevent the sites from being affected by Environmental Contaminations. In particularly, the Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) carry out investigation measures for purposes of risk assessment, clean-up measures, protective containment measures or measures to eliminate, reduce or otherwise remedy an immediate danger to life or health, provided, however, that such measures (i) have to be performed pursuant to a final or immediate ordinance by any authorities, court judgment, or an agreement with an authority relating to clean-up measures or (ii) are necessary to eliminate, reduce or otherwise remedy an immediate danger to life or health.

24.9	Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon its becoming aware of:

24.9.1	any Environmental Claim which has been commenced or threatened against any member of the ZPR Group; or

24.9.2	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the ZPR Group,

where the claim might, if determined against that member of the ZPR Group, reasonably be expected to have a Material Adverse Effect.

24.10	Taxation

24.10.1	Each Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) payment can be lawfully withheld).

24.10.2	No Obligor shall (and the Parent shall ensure that no other member of the ZPR Group will) be materially overdue in the filing of any Tax returns.

24.10.3	Each Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) do all such things as are necessary to ensure that no claims are or are reasonably likely to be asserted against any member of the ZPR Group with respect to Taxes which might reasonably be expected to have a Material Adverse Effect.

24.11	Refinancing

Each of the Parent and the Borrower will procure that all acts and things (including the execution of powers of attorney, assignments or other instruments) as are reasonably required to give effect to the purposes of Refinancing are, or will promptly be, done (and do nothing to jeopardise the same).
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24.12	Capitalisation

Each Obligor shall (and the Parent shall ensure that each other member of the ZPR Group will) ensure that, at all times after the date of this Agreement or, if later, the date it becomes a Party, it and each of its Subsidiaries have sufficient equity to be and remain in compliance with all thin capitalisation rules applicable to it and them.

24.13	Negative pledge

24.13.1	No Obligor shall (and the Parent shall ensure that no other member of the ZPR Group will) create or permit to subsist any Security over all or any of its assets or create any restriction or prohibition on encumbrances over all or any of its assets.

24.13.2	No Obligor shall (and the Parent shall ensure that no other member of the ZPR Group will):
(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the ZPR Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

24.13.3	Clause 24.13.1 above and clause 24.13.2 above do not apply to any Permitted Encumbrances.

24.14	Disposals

24.14.1	Except as permitted under clause 24.14.2, no Obligor shall (and the Parent shall ensure that no other member of the ZPR Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, including any material investment (Beteiligungen) or divisions (Betriebsteile).

24.14.2	Clause 24.14.1 above does not apply to any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of business of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(c)	of assets that are worn out, obsolete or redundant;

(d)	which is a Permitted Transaction;

(e)	to which the Majority Lenders have given their prior written consent; or

(f)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under clause 24.14.2(a), clause 24.14.2(b) and clause 24.14.2(c) above) does not exceed EUR 1,000,000 (or its equivalent in another currency or currencies) in any financial year.
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24.15	Financial Indebtedness

No Obligor shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than, in each case, Permitted Indebtedness.

24.16	Treasury Transactions

24.16.1	No Obligor shall (and the Parent will procure that no members of the ZPR Group will) enter into any Treasury Transaction, other than the hedging transactions contemplated by the Hedging Strategy and documented by the Hedging Agreements.

24.16.2	The Borrower shall ensure that all hedging arrangements contemplated by the Hedging Strategy are implemented in accordance with the terms of the Hedging Strategy and that such arrangements are not terminated, varied or cancelled without the prior consent of the Agent (acting on the instructions of the Majority Lenders), save (in the case of arrangements documented by the Hedging Agreements) as permitted by the Security Pooling Agreement.

24.17	Merger; agreement on profit

No Obligor shall (and the Parent shall ensure that no other member of the ZPR Group will) enter into:

24.17.1	any amalgamation, demerger, merger, consolidation or corporate reconstruction or any transaction with the commercial effect of the foreging; or

24.17.2	any profit and loss transfer agreement (Ergebnisabführungsvertrag), any partnership agreements (stille Beteiligungen), any other intercompany agreement (Unternehmensvertrag) or any similar arrangement having as a consequence that a third party shares in the profits of any member of the ZPR Group or exercises control over any member of the ZPR Group, in each case other than:
(a)	a Permitted Transaction;

(b)	with the prior written consent of the Majority Lenders.
24.18	Major investment

No Obligor shall (and the Parent will procure that no members of the ZPR Group will) without the prior written consent of the Agent acquire any assets (separately or in a series of related acquisitions):

24.18.1	the aggregate value of which exceeds EUR 10,000,000; and

24.18.2	that the funding of which is fully or partially provided for by the proceeds of a Loan.

24.19	Joint Ventures

24.19.1	Except as permitted under clause 24.19.2 below, no Obligor shall (and the Parent shall ensure that no member of the ZPR Group will):
(a)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or
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(b)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
24.19.2	Clause 24.19.1 above does not apply to any acquisition (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Transaction.

24.20	Change of business

24.20.1	No Obligor shall (and the Parent shall ensure that no other member of the ZPR Group will) make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

24.20.2	The Parent shall procure that no substantial change is made to the general nature of the business of the ZPR Group from that carried on at the date of this Agreement.

24.21	Share capital

No Obligor shall (and the Parent shall ensure that no other member of the ZPR Group will) without the prior consent of the Majority Lenders:

24.21.1	redeem, purchase, return or make any repayment in respect of any of its share capital or make any capital distribution or enter into any agreement to do so; or

24.21.2	issue any shares or grant any person any right (whether conditional or unconditional) to call for the issue or allotment of any shares in the capital of such Obligor (including an option or a right of pre-emption or conversion) or enter into any agreement to do any of the foregoing, in each case, other than in accordance with the terms hereof and the terms of the Shareholders’ Undertaking Agreement.

24.22	Dividends and withdrawals

No Obligor shall pay dividends and any other returns to any of its investors (including in relation to any debt instruments) other than in accordance with the terms hereof and the terms of the Shareholders’ Undertaking Agreement.

24.23	Subordinated Liabilities

No Obligor shall (and the Parent shall procure that no other member of the ZPR Group will):

24.23.1	pay interest on any Subordinated Liabilities; and/or

24.23.2	prepay, repay, redeem, purchase or otherwise acquire any Subordinated Liabilities prior to the Termination Date;

in each case, other than in accordance with the terms hereof and the terms of the Shareholders’ Undertaking Agreement.

24.24	No other obligations

No Obligor shall (and the Parent shall procure that no other member of the ZPR Group will), without the prior consent of the Majority Lenders, incur any material obligations that are not contemplated
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by or permissible under any Finance Document or which the relevant member of the ZPR Group does not assume in the ordinary course of business.

24.25	Conditions precedent to other documentation

The Parent will procure that no member of the ZPR Group party to such documents will (i) waive (in whole or in part) any condition precedent under the Shareholder Loan Agreements, the Fiscal Unity Documents or (ii) determine or declare or accept that any such condition precedent is satisfied where it is not actually satisfied or (iii) declare any such agreement is unconditional if any such condition precedent is not fulfilled.

24.26	Limitations of undertakings

Notwithstanding the foregoing provisions of this clause 24 (General undertakings) (but without prejudice to any of the obligations thereunder of any Obligor not incorporated in Germany), the undertakings set out in clause 24.144 (Disposals), clause 24.177 (Merger; agreement on profit), clause 24.1919 (Joint Ventures), clause 24.200 (Change of business), clause 24.211 (Share capital), clause 24.222 (Dividends and withdrawals) and clause 24.233 (Subordinated Liabilitiest) (the “Relevant Undertakings”) are not and shall not be given by any German Obligor. However:

24.26.1	each German Obligor shall give to the Agent not less than twenty (20) Business Days’ prior written notice if it or any of its Subsidiaries proposes to take or permit any action or circumstance which, if all the Relevant Undertakings had been given by that German Obligor on the date of this Agreement and had thereafter remained in force, would constitute a breach of any of the Relevant Undertakings;

24.26.2	the Agent shall be entitled, within ten (10) Business Days of receipt of notice under clause 24.26.1 above, to request that the relevant German Obligor supplies to the Agent, in sufficient copies for the Lenders, such further relevant information as the Agent (acting reasonably) may consider necessary for the purposes of this clause 24.266 and such German Obligor shall supply such further information promptly and in any event within ten (10) Business Days of the request therefor, subject to any relevant confidentiality obligations (provided that the relevant Obligor has used all reasonable endeavours to procure a release from any such confidentiality obligations);

24.26.3	if any Lender considers that the relevant action or circumstance (taken alone or together with other actions or circumstances, whether or not permitted hereunder) may have a Material Adverse Effect or materially and adversely affects its interests as a Lender under the Finance Documents, it may so notify the Agent in writing;

24.26.4	if, by not later than the date ten (10) Business Days after receipt by the Agent of notice pursuant to clause 24.26.1 above (or, if later and additional information has been requested pursuant to clause 24.26.2 above, by not later than the date ten (10) Business Days after receipt by the Agent of such additional information if received within the prescribed time or the date ten (10) Business Days after the request therefor if not), the Agent has received notices pursuant to clause 24.26.3 above from Lenders which constitute the Majority Lenders, the Agent shall promptly notify the Borrower and the Lenders; and

24.26.5	if the Agent gives notice to the Borrower pursuant to clause 24.26.4 above or the relevant action is undertaken or circumstance is permitted before the date two (2) Business Days after the latest time for the receipt by the Agent of notices pursuant to clause 24.26.4 above, the undertaking of the relevant action or permitting of the relevant circumstances shall immediately constitute an Event of Default provided that, for the avoidance of doubt, no failure of any German Obligor to perform or comply with an obligation under a Relevant Undertaking shall of itself constitute an Event of Default.
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25	Events of Default

Each of the events or circumstances set out in clause 25 is an Event of Default.

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

25.1.1	its failure to pay is caused by administrative or technical error; and

25.1.2	payment is made within 10 Business Days of its due date.

25.2	Financial covenants

Any requirement of clause 23 (Financial covenants) is not satisfied.

25.3	Other obligations

25.3.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clause 25.1 (Non-payment) and clause 25.2 (Financial covenants)).

25.3.2	A German Obligor does not comply with a Relevant Undertaking after the Agent has confirmed, within the periods set out in clause 24.266 (Limitation of undertakings), that it considers the relevant action or step to have material adverse consequences for the Lenders’ risk or security position.

25.3.3	An Obligor does not comply with any provision of any Security Document.

25.3.4	No Event of Default under clause 25.3.1 above and clause 25.3.3 above will occur if:
(a)	the Agent considers that the relevant non-compliance is capable of remedy; and

(b)	the relevant non-compliance is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Borrower and (ii) the date on which the Borrower became aware or ought reasonably to have become aware of such non-compliance.
25.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.5	Cross default

25.5.1	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

25.5.2	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

25.5.3	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).
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25.5.4	Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

25.5.5	No Event of Default will occur under this clause 25.5 if: (i) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clause 25.5.1 above to clause 25.5.4 above is less than EUR 3,000,000 (or its equivalent in any other currency or currencies) at any one time; or (ii) any event or circumstance that would otherwise give rise to, or cause an Event of Default to occur, under clause 25.5.1 to 25.5.4 above is disputed in good faith by the Obligor or Obligors affected thereby by way of appropriate proceedings.

25.6	Insolvency

If:

25.6.1	any German Obligor or other member of the ZPR Group that is incorporated or established or has a place of business in the Federal Republic of Germany:
(a)	is unable to pay its debts as they fall due (Zahlungsunfähigkeit);

(b)	commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in sections 17 to 19 of the German Insolvency Act (InsO);

(c)	files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors or management of any such German Obligor or member of the ZPR Group is required by law to file for insolvency; or

(d)	the competent court takes any of the actions set out in section 21 of the German Insolvency Act (InsO) or the competent court institutes insolvency proceedings against any such German Obligor or member of the ZPR Group (Eröffnung des Insolvenzverfahrens); or
25.6.2	any non-German Obligor or other member of the ZPR Group:
(a)	is declared bankrupt or enters into a preliminary or definitive moratorium pursuant to the applicable bankruptcy laws;

(b)	becomes, or admits to being, unable generally to pay its debts as they fall due; or

(c)	otherwise becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so or a moratorium is declared in respect of any of its Indebtedness.
25.7	Insolvency and similar proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

25.7.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the ZPR Group other than (i) a solvent liquidation or reorganisation of any member of the ZPR Group which is not an Obligor (ii) in the case of such action by a creditor, the Parent or the Borrower can demonstrate, by providing opinion of a reputable lawyer to that effect, to the reasonable satisfaction of the Agent, such action is frivolous, vexatious or an abuse of the process of the court or relates to a claim for which a good defence exists which is being vigorously defended;
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25.7.2	a composition, assignment or arrangement with any creditor of any member of the ZPR Group;

25.7.3	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the ZPR Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the ZPR Group or any of its assets (including the directors of any member of the ZPR Group requesting a person to appoint any such officer in relation to it or any of its assets); or

25.7.4	enforcement of any Security over any assets of any member of the ZPR Group which is not discharged within 30 days,

or any analogous procedure or step is taken in any jurisdiction.

25.8	Execution or distress

Any execution (Zwangsvollstreckung) or distress (Beschlagnahme) (or any event which under the laws under of any other jurisdiction that has a similar effect) is levied against, or an encumbrancer takes possession of the whole, or any material part, of the assets of any Obligor is not discharged within 30 days.

25.9	Shareholders’ Undertaking Agreement

25.9.1	The Ultimate Parent fails to comply with the provisions of, or does not perform its obligations under, the Shareholders’ Undertaking Agreement.

25.9.2	A representation or warranty given by the Ultimate Parent in the Shareholders’ Undertaking Agreement is incorrect in any material respect and, if the non-compliance or circumstances giving rise to such misrepresentation are capable of remedy, it is not remedied within 30 days of the earlier of the Agent giving notice to the Ultimate Parent or the Ultimate Parent becoming aware of the non-compliance or misrepresentation.

25.10	Cessation of business

Any member of the ZPR Group or the Ultimate Parent suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Transaction.

25.11	Audit qualification

25.11.1	The Borrower’s auditors qualify the Borrower’s audited annual financial statements.

25.11.2	The auditors of the ZPR Group qualify the audited annual consolidated financial statements of the Parent.

25.12	Expropriation

The authority or ability of any member of the ZPR Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the ZPR Group or any of its material assets.

25.13	Repudiation and rescission of agreements
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25.13.1	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

25.13.2	Any party to the Transaction Documents (other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a Material Adverse Effect.

25.14	Litigation

Any litigation, alternative dispute resolution, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the ZPR Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

25.15	Ownership of the Obligors

25.15.1	An Obligor (other than the Parent) is not or ceases to be a Subsidiary of the Parent.

25.15.2	A Change of Control occurs.

25.16	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents.

25.17	Environmental matters

25.17.1	Any Environmental Contamination is discovered on any site owned, leased, occupied or used by any member of the ZPR Group which might reasonably be expected to have a Material Adverse Effect.

25.17.2	Any member of the ZPR Group fails to comply with any Environmental Law or any Environmental Licence or an Environmental Claim is made against any member of the ZPR Group and as a result a Material Adverse Effect occurs or is reasonably likely to occur.

25.17.3	As a result of any Environmental Law any of the claims and rights of any Finance Party in respect of any Finance Document becomes subordinated to an extent considered material by the Majority Lenders to an Environmental Claim.

25.17.4	Any Finance Party becomes subject to any actual or potential liability or obligation in relation to any site owned, occupied or used by any member of the ZPR Group.

25.18	Material adverse change

Any situation or event occurs or series of events occur (including a change to any regulation) which, in the reasonable opinion of the Majority Lenders, has materially impaired or which would reasonably likely be expected to materially impair (as compared with the situation which would have prevailed but for such event, occurrence or condition):

25.18.1	the business, operation, property and financial condition of the Obligors taken as a whole and as a result, the ability of the Borrower to perform any of its obligations under the Finance Documents; or
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25.18.2	the validity or enforceability of the Finance Documents.

25.19	Acceleration

At any time after the occurrence of (i) an Event of Default set out in clause 25.1 (Non-payment), clause 25.2 (Financial covenants), clause 25.6 (Insolvency), clause 25.7 (Insolvency proceedings), clause 25.8 (Execution or distress) in relation to the Borrower and clause 25.16 (Unlawfulness) or (ii) any other Event of Default and at any time thereafter while such Event of Default is continuing and either the Agent, or as the case may be, the Majority Lenders has or have determined in its or their reasonable opinion taking into account the enforcement value of any guarantee and Security, that due to said Event of Default the ability of any Obligor to perform any of its obligations under the Finance Documents has been materially impaired and/or the Agent or the Majority Lenders have given consideration to the reasonable concerns of the relevant Obligor and to avoid such notice, the Agent may, and will if so directed by the Majority Lenders, by written notice to the Borrower do all or any of the following in addition and without prejudice to any other rights or remedies which it or any other Finance Party may have under this Agreement or any of the other Finance Documents:

25.19.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

25.19.2	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

25.19.3	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

25.19.4	require the Borrower to:
(a)	procure that the liabilities of each of the Lenders and the Issuing Bank under or in connection with each Bank Guarantee are promptly reduced to zero; or

(b)	provide cash collateral for each Bank Guarantee in an amount specified by the Agent and in the currency of that Bank Guarantee,

whereupon the Borrower will do so; and/or

(c)	exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents.
25.20	Demand basis

If all or part of the Loans and/or the Bank Guarantees have become due and payable on demand pursuant to clause 25.19 (Acceleration), the Agent, if so instructed by the Majority Lenders, shall by notice to the Borrower call for repayment and discharge of all or such part of the Loans and/or the Bank Guarantees on such date as may be specified in such notice whereupon all or such part of the Loans and/or the Bank Guarantees shall become due and payable and/or, as appropriate, due for discharge on the date so specified together with all interest, ancillary and other fees and commitment commission accrued and all other sums payable under the Finance Documents.
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SECTION 9
CHANGES TO PARTIES
26	Changes to the Lenders

26.1	Assignments and transfers by the Lenders

26.1.1	Subject to this clause 26, a Lender (the “Existing Lender”) may transfer any of its rights and obligations by way of assignment and assumption (Vertragsübernahme) under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

26.1.2	Subject to clause 26.2 (Conditions of assignment and transfer), each Party hereby give their consent in advance to any assignment and transfer as referred to in clause 26.1.1 above. Receipt of an Assignment and Assumption Certificate by the Agent shall constitute notice of the assignment and transfer and each Party irrevocably authorises (bevollmächtigt) and instructs the Agent to receive each such notice on its behalf and irrevocably agrees that each such notice to be given to such party may be given to the Agent of such party.

26.1.3	For the purposes of this clause 26.1 each Finance Party, which is incorporated or established under the laws of the Federal Republic of Germany, and each German Obligor hereby releases the Agent from the restrictions of section 181 of the German Civil Code (BGB).

26.2	Conditions of assignment or assumption

26.2.1	The consultation with the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

26.2.2	The consent of the Issuing Bank (which shall not be unreasonably withheld) is required for any assignment or transfer by an Existing Lender.

26.2.3	An assignment will only be effective on:
(a)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Existing Lender; and

(b)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
26.2.4	A transfer will only be effective if the procedure set out in clause 26.5 (Procedure for transfer) is complied with.

26.2.5	If:
(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 15 (Tax gross-up and indemnities) or clause 16 (Increased costs),
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then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,000.

26.4	Limitation of responsibility of Existing Lenders

26.4.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

26.4.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
26.4.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 26; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
26.5	Procedure for transfer

26.5.1	Subject to the conditions set out in clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with clause 26.5.3 below when the Agent executes an otherwise duly completed Assignment and Assumption Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to clause 26.5.2 below, as soon as reasonably practicable after receipt by it of a duly completed Assignment and Assumption Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment and Assumption Certificate.
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26.5.2	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises (bevollmächtigt) the Agent to execute and thereby ratify on its behalf any duly completed Assignment and Assumption Certificate.

26.5.3	The Agent shall only be obliged to execute an Assignment and Assumption Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

26.5.4	On the Transfer Date:
(a)	to the extent that in the Assignment and Assumption Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.
26.5.5	For the purposes of this clause 26.5 each Party which is incorporated or established under the laws of the Federal Republic of Germany hereby releases the Agent from the restrictions of section 181 of the German Civil Code (BGB).

26.6	Copy of Assignment and Assumption Certificate to the Borrower

The Agent shall, as soon as reasonably practicable after it has executed an Assignment and Assumption Certificate, send to the Borrower a copy of that Assignment and Assumption Certificate.

26.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

26.7.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

26.7.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

26.7.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,
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any information about any Obligor, the ZPR Group and the Transaction Documents as that Lender shall consider appropriate.

27	Changes to the Obligors

27.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Guarantors

27.2.1	Subject to compliance with the provisions of clause 22.7.3 (“Know your customer” checks) and clause 22.7.4 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:
(a)	the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(b)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
27.2.2	The Agent shall notify the Parent, the Lenders and the Issuing Bank promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

27.3	Repetition of representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.4	Resignation of a Guarantor

27.4.1	The Parent may request that a Guarantor (other than the Parent and the Original Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

27.4.2	The Agent shall accept a Resignation Letter and notify the Parent, the Lenders and the Issuing Bank of its acceptance if:
(a)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and

(b)	all the Lenders and the Issuing Bank have consented to the Parent’s request.
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SECTION 10
THE FINANCE PARTIES
28	Role of the Agent, the Arranger, the Issuing Bank and others

28.1	Appointment of the Agent

28.1.1	Each of the Arranger, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

28.1.2	Each of the Arranger, the Lenders and the Issuing Bank authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.1.3	The Agent shall be released from the restrictions of section 181 of the German Civil Code (BGB) and may grant substitute powers of attorney and release any sub-agent from such restrictions and revoke such substitute powers of attorney. Upon request by the Agent, each Finance Party shall grant a special power of attorney to the Agent to enter into any Finance Document on its behalf.

28.2	Duties of the Agent

28.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

28.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

28.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

28.2.4	If the Agent is aware of the non payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

28.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	No fiduciary duties

28.4.1	Nothing in this Agreement constitutes the Agent, the Arranger and/or the Issuing Bank as a trustee or fiduciary of any other person. The relationship between the Agent and each of its appointors is that of agent and principal only.

28.4.2	None of the Agent, the Arranger or the Issuing Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
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28.4.3	Except where and to the extent expressly stated in a Finance Document, the Agent need not hold in trust any moneys paid to it for a party to a Finance Document or be liable to account for interest on those monies.

28.5	Business with the ZPR Group

Any Finance Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the ZPR Group.

28.6	Rights and discretions

28.6.1	The Agent and the Issuing Bank may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
28.6.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 25.1 (Non payment));

(b)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(c)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
28.6.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

28.6.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

28.6.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

28.6.6	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arranger or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

28.7	Majority Lenders’ instructions

28.7.1	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

28.7.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.
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28.7.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

28.7.4	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

28.7.5	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 28.7.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of Transaction Security or the Security Documents.

28.8	Responsibility for documentation

None of the Agent, the Arranger or the Issuing Bank:

28.8.1	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Issuing Bank, an Obligor or any other person given in or in connection with any Transaction Document, the Information Memorandum or the Environmental & Technical Report or the transactions contemplated by the Transaction Documents; or

28.8.2	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, any Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document.

28.9	Exclusion of liability

28.9.1	Without limiting clause 28.9.2 below, none of the Agent, the Arranger or the Issuing Bank will be liable for any action taken by it under or in connection with any Transaction Document, unless directly caused by its gross negligence or wilful misconduct.

28.9.2	No Party (other than the Agent, the Arranger or the Issuing Bank (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Arranger or the Issuing Bank, in respect of any claim it might have against the Agent, the Arranger or the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document and any officer, employee or agent of the Agent, the Arranger or the Issuing Bank may rely on this clause 28.9.2 (Vertrag zugunster Dritter).

28.9.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

28.9.4	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

28.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within five Business Days of demand, against any cost, loss or liability incurred
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by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.11	Resignation of the Agent

28.11.1	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

28.11.2	Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

28.11.3	If the Majority Lenders have not appointed a successor Agent in accordance with clause 28.11.2 above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

28.11.4	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

28.11.5	The Agent’s resignation notice shall only take effect upon the appointment of a successor (and receipt by the retiring Agent of written confirmation from the successor (in form and substance to the retiring Agent) that the successor Agent agrees to be bound by the provisions of the Finance Documents and all related agreements to which the Agent is party in its capacity as agent.

28.11.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 28.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.11.7	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with clause 28.11.2 above. In this event, the Agent shall resign in accordance with clause 28.11.2 above.

28.12	Confidentiality

28.12.1	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

28.12.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

28.12.3	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent and the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

28.13	Relationship with the Lenders

28.13.1	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

28.13.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).
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28.13.3	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

28.14	Credit appraisal by the Lenders and the Issuing Bank

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Lender and the Issuing Bank confirms to the Agent, the Arranger or the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Transaction Document including:

28.14.1	the financial condition, status and nature of each member of the ZPR Group;

28.14.2	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, any Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

28.14.3	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Transaction Document or the transactions contemplated by any Transaction Document, any Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

28.14.4	the adequacy, accuracy and/or completeness of the Information Memorandum, the Environmental & Technical Report and any other information provided by the Agent any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

28.14.5	the right or title of any person in or to, or the value or sufficiency of any part of the assets that are subject to the Transaction Security, the priority of any of the Transaction Security or the existence of any Security affecting the assets that are subject to Transaction Security.

28.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.16	Agent’s management time

Any amount payable to the Agent under clause 17.3.1 (Indemnity to the Agent) (provided that it is evidenced that a Default pursuant to clause 25.1 (Non-payment) has occurred) and clause 19.3 (Costs and expenses) shall, if the Agent so requires, include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 14 (Fees).

28.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the
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amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.18	Security Agent as creditor — parallel debt

28.18.1	Each of the Parties agrees, and each of the Obligors acknowledges by way of an abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) (the “Acknowledgement”), that each and every obligation of any such Obligor (and any of its successors pursuant to this Agreement) under this Agreement and the other Finance Documents shall also be owing in full to the Security Agent (and each of the latter’s successors under this Agreement), and that accordingly the Security Agent will have its own independent right to demand performance by such Obligor of those obligations. The Security Agent undertakes towards the relevant Obligor that in case of any discharge of any such obligation owing to one of the Security Agent or a Finance Party, it will, to the same extent, not make a claim against that Obligor under the Acknowledgement at any time, provided that any such claims can be made against an Obligor if such discharge is made by virtue of any set off, counterclaim or similar defence invoked by that Obligor vis-à-vis the Security Agent.

28.18.2	Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this clause 28.18 or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights under the Acknowledgement with a Finance Party except with the consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement, the relevant Security Document or any other Finance Document (or to do any act reasonably incidental to the foregoing).

29	Conduct of business by the Finance Parties

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
30	Sharing among the Finance Parties

30.1	Payments to Finance Parties

If any amount owing by an Obligor under the Finance Documents to a Finance Party (the “Recovering Finance Party”) is discharged by payment, set-off or any other manner other than through the Agent in accordance with clause 31 (Payment mechanics) (a “Recovery”), then:

30.1.1	the Recovering Finance Party shall, within 3 Business Days, notify details of the Recovery to the Agent;

30.1.2	the Agent shall determine whether the Recovery is in excess of the amount which the Recovering Finance Party would have received had the Recovery been received by the Agent and distributed in accordance with clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the Recovery; and
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30.1.3	subject to clause 30.5 (Exceptions), the Recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the “Redistribution”) equal to the excess.

30.2	Redistribution of payments

The Agent shall treat the Redistribution as if it were a payment by the Obligor concerned under clause 31 (Payment mechanics) and shall pay the Redistribution to the Finance Parties (other than the Recovering Finance Party) in accordance with clause 31.5 (Partial payments).

30.3	Recovering Finance Party’s rights

After payment of the full Redistribution, the Recovering Finance Party will be subrogated to the portion of the claims paid under clause 30.2 (Redistribution of payments) by each Finance Party (other than the Recovering Finance Party) assigning (abtreten) to the Recovering Finance Party that part of its own corresponding claim hereunder which is allocable to its portion of the Redistribution, and subsequently to such assignments being effected that Obligor will owe the Recovering Finance Party a debt which is equal to the Redistribution, immediately payable and of the type originally discharged.

30.4	Reversal of redistribution

If under clause 30.2 (Redistribution of payments):

30.4.1	a Recovering Finance Party must subsequently return a Recovery, or an amount measured by reference to a Recovery, to an Obligor; and

30.4.2	the Recovering Finance Party has paid a Redistribution in relation to that Recovery, each Finance Party shall, within 3 Business Days of demand by the Recovering Finance Party through the Agent, reimburse the Recovering Finance Party all or the appropriate portion of the Redistribution paid to that Finance Party. Thereupon the subrogation in clause 30.2 (Redistribution of payments) will operate in reverse to the extent of the reimbursement (including the reversals of the assignments contemplated therein).

30.5	Exceptions

30.5.1	This clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

30.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
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SECTION 11
ADMINISTRATION
31	Payment mechanics

31.1	Payments to the Agent

31.1.1	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

31.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to EURO, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 31.3 (Distributions to an Obligor) and clause 31.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to EURO, in the principal financial centre of a Participating Member State or London).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback

31.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

31.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

31.5	Partial payments

31.5.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;
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(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
31.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in clause 31.5.1(b) above to clause 31.5.1(d) above.

31.5.3	Clause 31.5.1 above and clause 31.5.2 above will override any appropriation made by an Obligor.

31.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.7	Business Days

31.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

31.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8	Currency of account

31.8.1	Subject to clause 31.8.2 below to clause 31.8.5 below, Euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

31.8.2	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

31.8.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

31.8.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

31.8.5	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

31.9	Change of currency

31.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
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(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
31.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

32	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33	Notices

33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

33.2.1	in the case of an Original Obligor, that identified with its name below;

33.2.2	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

33.2.3	in the case of the Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

33.3	Delivery

33.3.1	Unless otherwise specifically provided, any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under clause 33.2 (Addresses), if addressed to that department or officer.
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33.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

33.3.3	All notices from or to an Obligor shall be sent through the Agent.

33.3.4	Any communication or document made or delivered to the Parent in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

33.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to clause 33.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

33.5	Electronic communication

33.5.1	Unless otherwise specifically provided, any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
33.5.2	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.6	English language

33.6.1	Any notice given under or in connection with any Finance Document must be in English.

33.6.2	All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
34	Calculations and certificates

34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
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34.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

35	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37	Amendments and waivers

37.1	Written form

Changes to and amendments of this Agreement including this clause 37.1 must be made in writing.

37.2	Required consents

37.2.1	Subject to clause 37.3 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

37.2.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 37.

37.3	Exceptions

37.3.1	An amendment or waiver that has the effect of changing or which relates to:
(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;
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(e)	a change to the Borrower or Guarantors other than in accordance with clause 27 (Changes to the Obligors);

(f)	any provision which expressly requires the consent of all the Lenders; or

(g)	clause 2.2 (Finance Parties’ rights and obligations), clause 26 (Changes to the Lenders) or this clause 37;
shall not be made without the prior consent of all the Lenders.

37.3.2	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger or the Issuing Bank may not be effected without the consent of the Agent, the Arranger or the Issuing Bank.

37.3.3	Notwithstanding clause 37.3.1 above and clause 37.3.2 above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

37.3.4	For the purposes of this clause 37.3 each Party, which is incorporated or established under the laws of the Federal Republic of Germany, hereby releases the Agent from the restrictions of section 181 of the German Civil Code (BGB).

38	Counterparts

Each Finance Document may be executed in any number of counterparts (including by facsimile or other electronic transmission, provided that the original version of any such execution by way of facsimile or other electronic transmission is promptly delivered to the Agent), and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39	Statute of limitations (Verjährung)

Any claim for payment arising under this Agreement shall become time barred (verjährt) five years after its coming into existence.

40	Money laundering

The Borrower confirms to each Finance Party that each Utilisation made or to be made available to it under this Agreement will be solely for its own account and that, accordingly, the Borrower qualifies as economic beneficiary (wirtschaftlich Berechtiger) (within the meaning of section 8 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz)).
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SECTION 12
GOVERNING LAW AND ENFORCEMENT
41	Governing law

This Agreement is governed by and construed in accordance with the laws of the Federal Republic of Germany.

42	Jurisdiction

42.1	The courts of Munich, Federal Republic of Germany, have exclusive jurisdiction to settle any dispute arising out of, or in connection with, any Finance Document (including a dispute regarding the existence, validity or termination of any Finance Document) (a “Dispute”).

42.2	The Parties agree that the courts of Munich, Federal Republic of Germany, are the most appropriate and convenient courts to settle Disputes and accordingly no Party will dispute to the contrary.

42.3	This clause 42.3 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.
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Schedule 1
The Original Parties
Part I
The Original Obligors

Name of Original Borrower	Registration details
ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH	Court of Jena, HRB 209855

Name of Original Guarantors	Registration details
D&Z HOLDING GMBH	Court of Jena, HRB 210435

D&Z BETEILIGUNGS GMBH	Court of Jena, HRB 210443

ZPR LOGISTIK GMBH	Court of Jena, HRB 207851
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Part II
The Original Lenders

Name of Original Lender	Commitment
BAYERISCHE HYPO- UND VEREINSBANK AG	EURO 25,000,000
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Schedule 2
Conditions precedent
Part I
Conditions precedent to initial Utilisation
1	Original Obligors

1.1	A copy of the constitutional documents of each Original Obligor in the form required by the Agent, including in relation to a German Obligor, an up-to-date officially certified commercial register extract (beglaubigter Handelsregisterauszug) and the articles of association (Satzung).

1.2	A copy of a resolution of the shareholders of each Original Obligor:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2	Finance Documents

2.1	Each of the following documents duly executed by all the parties thereto:

2.1.1	this Agreement;

2.1.2	each Existing Bank Guarantee;

2.1.3	each Fee Letter;

2.1.4	the Hedging Strategy Letter;

2.1.5	each Security Document;

2.1.6	the Security Pooling Agreement;

2.1.7	the Shareholders’ Undertaking Agreement;

2.1.8	any other document agreed to be a “Finance Document” by both the Agent and the Borrower; and

3	Transaction Documents

Each of the following documents duly executed by all the parties thereto (and unless an original and if required by the Agent) certified to be a true copy by a director of the Borrower:

3.1	each Shareholder Loan Agreement;

3.2	the Management Fee Agreement;
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3.3	each Domination Agreement

4	Accounts

4.1	Delivery of the annual audited accounts in respect of each Original Obligor for the period ending on 31 December 2008.

5	Refinancing

5.1	Evidence that all payments required to facilitate the Refinancing, other than any amounts payable in accordance with a Utilisation of the Facility, have been received.

5.2	Delivery of a copy of each Refinancing Document.

5.3	Any other evidence as may be required by the Agent that the Refinancing has been implemented.

6	Legal opinions

Legal opinions addressed to HVB:

6.1	from Sangra Moller in respect of the Ultimate Parent:

6.1.1	its due incorporation, its valid existence, its ability to assume rights and liabilities and be sued in its own name and the power to own its assets and carry on its business as it is being conducted;

6.1.2	the due capacity of (including the power to enter into, perform and take all necessary action to authorise its entry into and performance of, the Shareholder Loan Agreement to which it is a party and the Shareholders’ Undertaking Agreement and the transactions contemplated by those Transaction Documents) and the due execution by the Ultimate Parent in relation to each of the Shareholder Loan Agreement to which it is a party and the Shareholders’ Undertaking Agreement;

6.1.3	the choice of the laws of the Federal Republic of Germany to govern the Shareholder Loan Agreement to which it is a party and the Shareholders’ Undertaking Agreement being upheld by the relevant state and federal courts; and

6.1.4	recognition and acceptance of final and conclusive judgment against it from any court in the Federal Republic of Germany by the relevant state and federal courts without re-trial or examination of the merits of the case; and

7	Other documents and evidence

7.1	A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

7.2	Evidence that the fees, costs and expenses then due from the Borrower pursuant to clause 14 (Fees) and clause 19 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

7.3	A solvency certificate given by the directors of each Original Obligor.

7.4	A certificate from the Obligors’ Agent, signed by two of its directors:
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7.4.1	evidencing that there has been no material adverse change in the financial condition of the ZPR Group since 31 December 2008; and

7.4.2	confirming compliance with all representations and warranties to be given by the Borrower;

7.5	Provision by each Original Obligor of all information necessary to comply with any money laundering regulations.
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Part II
Conditions precedent required to be delivered by an Additional Guarantor
1	An Accession Letter, duly executed by the Additional Guarantor and the Parent.

2	A copy of the constitutional documents of the Additional Guarantor in the form required by the Agent, including in relation to a German Obligor, an up-to-date officially certified commercial register extract (beglaubigter Handelsregisterauszug) and the articles of association (Satzung).

3	A copy of a resolution of the shareholders of the Additional Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.
4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

6	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

7	If available, the latest audited financial statements of the Additional Guarantor.

8	If the Additional Guarantor is incorporated in a jurisdiction other than the Federal Republic of Germany, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

9	If the proposed Additional Guarantor is incorporated in a jurisdiction other than the Federal Republic of Germany, evidence that a process agent, if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.
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Schedule 3
Utilisation Request

From:	[Borrower]
To:	[Agent]
Dated:
Dear Sirs
Zellstoff- und Papierfabrik Rosenthal GmbH – EURO 25,000,000 Revolving Credit Facility
Agreement dated [       ] (the “Agreement”)
1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

Amount: [ ] or, if less, the Available Facility

Interest Period: [ ]

3	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of this Loan should be credited to [account].

5	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for	authorised signatory for

[name of Borrower]	[name of Borrower]
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Schedule 4
Mandatory Cost Formulae
1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost is the rate calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum.
300
Where E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Lender to the Agent pursuant to paragraph 6 below and expressed in euros per euro 1,000,000.

5	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and
(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6	If requested by the Agent, each Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant
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financial year of the Financial Services Authority (calculated for this purpose by that Reference Lender as being the average of the Fee Tariffs applicable to that Reference Lender for that financial year) and expressed in euros per euro 1,000,000 of the Tariff Base of that Reference Bank.
7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and
(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.
8	The rates of charge of each Reference Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.
10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Lender pursuant to paragraphs 3, 6 and 7 above.
11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.
12	The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.
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Schedule 5
Form of Assignment and Assumption Certificate

To:	Bayerische Hypo- und Vereinsbank AG as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
Zellstoff- und Papierfabrik Rosenthal GmbH – EURO 25,000,000 Revolving Credit Facility Agreement
dated [       ] (the “Agreement”)
1	We refer to the Agreement. This is an Assignment and Assumption Certificate. Terms defined in the Agreement have the same meaning in this Assignment and Assumption Certificate unless given a different meaning in this Assignment and Assumption Certificate.
2	We refer to clause 26.5 (Procedure for transfer):
(a)	the Existing Lender assigns to the New Lender all the rights of the Existing Lender under the Finance Documents (including the Security Pooling Agreement and the Shareholders Undertaking Agreement) which correspond to that portion of the Existing Lender’s Commitments under the Agreement specified in the Schedule;
(b)	the New Lender assumes all the obligations of the Existing Lender which correspond to the rights assigned under paragraph (a) above;
(c)	the Existing Lender is released from those obligations; and
(d)	on the Transfer Date, the New Lender shall become a Party as a Lender.
3	[The consent of the Issuing Bank required pursuant to clause 26.2.2 (Conditions of assignment and assumption) has been obtained.]
4	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 33.2 (Addresses) are set out in the Schedule.
5	The proposed Transfer Date is [ ].
6	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 26.4.3 (Limitation of responsibility of Existing Lenders).
7	The New Lender confirms (i) that it becomes a party to the Security Pooling Agreement and the Shareholders Undertaking Agreement by virtue of the assignment and assumption hereunder and (ii) that it is bound by, and entitled to all benefits arising from, the provisions of such agreements as if it had been an original party to such agreements.
8	This Assignment and Assumption Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment and Assumption Certificate.
9	This Assignment and Assumption Certificate is governed by German law.
Execution version

THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
This Assignment and Assumption Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].
[Agent]
By:
Execution version

Schedule 6
Form of Accession Letter

To:	Bayerische Hypo- und Vereinsbank AG as Agent

From:	[Subsidiary] and [Parent]

Dated:
Dear Sirs
Zellstoff- und Papierfabrik Rosenthal GmbH – EURO 25,000,000 Revolving Credit Facility
Agreement dated [       ] (the “Agreement”)
1	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to clause 27.2 (Additional Guarantors) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4	This Accession Letter is governed by German law.

[Parent] [Subsidiary]
Execution version

Schedule 7
Form of Resignation Letter

To:	Bayerische Hypo- und Vereinsbank AG as Agent

From:	[resigning Obligor] and [Parent]

Dated:
Dear Sirs
Zellstoff- und Papierfabrik Rosenthal GmbH – EURO 25,000,000 Revolving Credit Facility
Agreement dated [                    ] (the “Agreement”)
1	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2	Pursuant to clause 27.4 (Resignation of a Guarantor), we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement.

3	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]¬
4	This Resignation Letter is governed by German law.

[Parent]	[Subsidiary]

By:	By:

*	Insert any other conditions required by the Facility Agreement.
Execution version

Schedule 8
Form of Compliance Certificate

To:	Bayerische Hypo- und Vereinsbank AG as Agent

From:	[Parent]

Dated:
Dear Sirs
Zellstoff- und Papierfabrik Rosenthal GmbH – EURO 25,000,000 Revolving Credit Facility
Agreement dated [                    ] (the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that each financial covenant referred to in clause 23 (Financial covenants) is as set out in the table below:

Financial covenant	Actual ratio
Leverage ratio	[ ]

Interest Cover Ratio	[ ]

Current Ratio	[ ]
3.	We confirm that each condition specified in clause 4.2 (Further conditions precedent) is satisfied on the date of this Compliance Certificate.

4.	[We confirm that no Default is continuing.] ¬

Signed:
	Director	Director
	of	of
	[Borrower]	[Borrower]
in its capacity as Borrower and, in respect of paragraph 3 above, in its capacity as Obligors’ Agent

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
Execution version

Schedule 9
Existing Security

Total principal amount
	Name of security	Security by way of asset	of indebtedness
Name of Obligor	recipient	transfer in respect of	secured
ZPR Logistik	VR Leasing AG	Six Mercedes Benz trucks as well as six triple-axle tipping semi-trailers	EUR 978,907.32

ZPR Logistik	VR-Leasing AG	13 twin-axle short wood combination with bolsters (low bed trailers)	EUR 2,335,117.25
Execution version

Schedule 10
Existing Indebtedness
Part A
Existing Indebtedness to be discharged

Total principal
Name of Obligor	Name of creditor	amount outstanding
ZPR	Bayerische Hypo- und Vereinsbank AG	EUR 1,938,000.00

(Kreditvertrag in Höhe von EURO 40.000.000,00 vom 09.02.2005)
Execution version

Part B

Total principal
amount
Name of Obligor	Name of creditor	Asset	outstanding
ZPR KG	Linde	Operating lease of oxygen plant	EUR 2,535,165

ZPR Logistik	VR Leasing Nuremberg	Operating lease of 19 lorries	EUR 1,695,391

ZPR Logistik	VW Leasing	2 cars	EUR 25,775

ZPR Logistik		Service agreement	EUR 39,588
Execution version

Schedule 11
Structure
ZPR GROUP
Execution version

Schedule 12
Timetables

Any subsequent
	First Utilisation	Utilisations in
	in EURO	EURO
Delivery of a duly completed Utilisation Request (clause 5.1 (Delivery of a Utilisation Request for Loans)	U - 2 9.30 a.m.	U - 5 9.30 a.m.

Delivery of a duly completed Utilisation Request (clause 6.2 (Delivery of a Utilisation Request for Bank Guarantees)	U - 2 9.30 a.m.	U - 5 9.30 a.m.

Agent determines (in relation to a Utilisation) the amount of the Loan, if required under clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with clause 5.4 (Lender’s participation)
	U - 2 Noon	U - 3 Noon

Agent notifies the Issuing Bank and each Lender of the details of the requested Bank Guarantee and its participation in that Bank Guarantee in accordance with clause 6.5.4 (Issue of Bank Guarantees)	U - 2 Noon	U - 3 Noon

Delivery of a duly completed Renewal Request (clause 6.6.1 (Renewal of Bank Guarantees)	U - 2 9.30 a.m.	U - 3 9.30 a.m.

EURIBOR is fixed	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

U = date of Utilisation

Q = Quotation Date

U - X = X Business Days prior to the Utilisation Date

Q - X = X Business Days prior to the Quotation Date
Execution version

Schedule 13

Existing Bank Guarantees

		Total amount	Date of
Name of Obligor	Name of beneficiary	guaranteed	issue	Time of liability
Zellstoff- und Papierfabrik Rosenthal GmbH	16 BAYERISCHE STAATSFORSTEN, TILLYSTR. 2, 93053 REGENSBURG	EUR 80.000,00	08.08.2005	UNLIMITED

Zellstoff- und Papierfabrik Rosenthal GmbH	17 JED.AN D.ANSPRÜCHE WG. TARIF-VERTR.ATZ-REGELUNG GGÜ.AG HAT	EUR 700.000,00	16.12.2005	UNLIMITED

Zellstoff- und Papierfabrik Rosenthal GmbH	20 BAYERISCHE STAATSFORSTEN TILLYSTR.2,93053 REGENSBURG	EUR 20.000,00	21.02.2006	UNLIMITED

Zellstoff- und Papierfabrik Rosenthal GmbH	22 BAYERISCHE STAATSFORSTEN, TILLYSTR. 2, 93053 REGENSBURG	EUR 30.000,00	07.04.2006	UNLIMITED

Zellstoff- und Papierfabrik Rosenthal GmbH	23 BAYERISCHE STAATSFORSTEN TILLYSTR. 2,93053 REGENSBURG	EUR 30.000,00	04.10.2006	UNLIMITED

Zellstoff- und Papierfabrik Rosenthal GmbH	24 BAYERISCHE STAATSFORSTEN TILLYSTR. 2,93053 REGENSBURG	EUR 60.000,00	06.12.2006	UNLIMITED

Zellstoff- und Papierfabrik Rosenthal GmbH	25 FS THÜRINGEN, TMLNU_HOCH- HEIMER STR. 47,99094 ERFURT	EUR 138.000,00	06.12.2006	UNLIMITED

Zellstoff- und Papierfabrik Rosenthal GmbH	27 FREISTAAT THÜRINGEN VERTR. DURCH TMLNU	EUR 170.000,00	05.04.2007	UNLIMITED

Zellstoff- und Papierfabrik Rosenthal GmbH	29 DVB BANK AG, FRANKFURT/MAIN MIG9CP/POE	EUR 400.000,00	07.08.2008	UNLIMITED

Zellstoff- und Papierfabrik Rosenthal GmbH	30 STAATSBETRIEB SACHSENFORST D-01796 PIRNA	EUR 310.000,00	23.03.2009	UNLIMITED
Execution version

SIGNATURES
THE ORIGINAL BORROWER
ZELLSTOFF- UND PAPIERFABRIK ROSENTHAL GMBH

By:

Address:	Zellstoff- und Papierfabrik Rosenthal GmbH
Hauptstrasse 16
07366 Blankenstein
Federal Republic of Germany

Fax:	+49 (0) 36642 8-2270

Attention:	Mr. Leonhard Nossol
THE ORIGINAL GUARANTORS
D&Z HOLDING GMBH

By:

Address:	D&Z Holding GmbH
c/o Zellstoff- und Papierfabrik Rosenthal GmbH
Hauptstrasse 16
07366 Blankenstein
Federal Republic of Germany

Fax:	+49 (0) 36642 8-2270

Attention:	Mr. Leonhard Nossol
D&Z BETEILIGUNGS GMBH

By:

Address:	D&Z Beteiligungs GmbH
c/o Zellstoff- und Papierfabrik Rosenthal GmbH
Hauptstrasse 16
07366 Blankenstein
Federal Republic of Germany

Fax:	+49 (0) 36642 8-2270

Attention:	Mr. Leonhard Nossol
Execution version

ZPR LOGISTIK GMBH

By:

Address:	ZPR Logistik GmbH
c/o Zellstoff- und Papierfabrik Rosenthal GmbH
Hauptstrasse 16
07366 Blankenstein
Federal Republic of Germany

Fax:	+49 (0) 36642 8-2270

Attention:	Mr. Leonhard Nossol
Execution version

THE ARRANGER
BAYERISCHE HYPO- UND VEREINSBANK AG

By:

Address:	Bayerische Hypo- und Vereinsbank AG
Arrabellastrasse 14
81925 Munich
Federal Republic of Germany

Fax:	+49 89 378 – 489 12

Department:	MIF2 P2

Attention:	Mr. Mark Young/ Ms. Claudia Schmidt
THE AGENT
BAYERISCHE HYPO- UND VEREINSBANK AG

By:

Address:	Bayerische Hypo- und Vereinsbank AG
Arrabellastrasse 14
81925 Munich
Federal Republic of Germany

Fax:	+49 89 378 – 489 12

Department:	MIF2 P2

Attention:	Mr. Mark Young/ Ms. Claudia Schmidt
THE SECURITY AGENT
BAYERISCHE HYPO- UND VEREINSBANK AG

By:

Address:	Bayerische Hypo- und Vereinsbank AG
Arrabellastrasse 14
81925 Munich
Federal Republic of Germany

Fax:	+49 89 378 - 48912

Department:	MIF2 P2

Attention:	Mr. Mark Young/ Ms. Claudia Schmidt

Email:	mark.young@unicreditgroup.de
Execution version

THE ISSUING BANK
BAYERISCHE HYPO- UND VEREINSBANK AG

By:

Address:	Bayerische Hypo- und Vereinsbank AG
Arrabellastrasse 14
81925 Munich
Federal Republic of Germany

Fax:	+49 89 378 – 489 12

Department:	MIF2 P2

Attention:	Mr. Mark Young/Ms. Claudia Schmidt
THE LENDERS
BAYERISCHE HYPO- UND VEREINSBANK AG

By:

Address:	Bayerische Hypo- und Vereinsbank AG
Arrabellastrasse 14
81925 Munich
Federal Republic of Germany

Fax:	+49 89 378 – 489 12

Department:	MIF2 P2

Attention:	Mr. Mark Young/Ms. Claudia Schmidt

Email:	mark.young@unicreditgroup.de
Execution version